EXHIBIT 99.2

AGREEMENT AND PLAN OF MERGER

AMONG
THE VIALINK COMPANY,
VIALINK ACQUISITION, INC.,
and
PRESCIENT SYSTEMS, INC.
Dated as of May 25, 2004

i

ii

iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 25, 2004, is made by and among The viaLink Company, a Delaware corporation (“Parent”), viaLink Acquisition, Inc., a Pennsylvania corporation of which Parent is the sole shareholder (“Acquisition Sub”), and Prescient Systems, Inc., a Pennsylvania corporation (the “Company”).

RECITALS

      WHEREAS, the parties wish to effect a business combination through a merger (the “Merger”) of the Acquisition Sub with and into the Company on the terms and conditions set forth in this Agreement (defined terms having the meanings indicated in Article VII) and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) and the Delaware General Corporation Law, as amended (the “DGCL”);

      WHEREAS, it is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

      WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that the Merger is advisable and in the best interests of the Company and its shareholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

      WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Acquisition Sub (the “Acquisition Sub Board”) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

      NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger.

      (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Acquisition Sub shall be merged with and into the Company in accordance with the PBCL and, to the extent required, the DGCL, whereupon the separate existence of the Acquisition Sub shall cease, and the Company shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the PBCL and the DGCL.

      (b) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended as provided by law, and the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended as provided by applicable Law, by such Articles of Incorporation or by such Bylaws.

      (c) It is intended that the members of the Board of Directors and officers of the Surviving Entity shall be those persons set forth on Exhibit 1.1(c) attached hereto and made a part hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

      1.2     Effective Time. As promptly as practicable after all of the conditions set forth in Article V shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the appropriate parties shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL and with the

Department of State of the State of Delaware in accordance with the DGCL and shall take such other and further actions as may be required by applicable law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the “Effective Time.”

      1.3     Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of ViaLink, at such time and on a date to be specified by the parties, which shall be no later than the second Business Day following the date on which the last of the conditions set forth in Article V hereof shall be satisfied or waived in accordance with this Agreement (other than conditions which by their terms are required to be satisfied or waived at the Closing, including, without limitation, the conditions set forth in Sections 5.2 and 5.3) (the “Closing Date”) or (b) at such other place, time and date as Parent and the Company may agree.

      1.4     Parent. At the Effective Time the Parent will change its name to Prescient Applied Intelligence, Inc. From and after the Effective Time, Parent shall maintain a seven (7) member Board of Directors, which shall include three (3) representatives from Parent, three (3) representatives from the Company, and one (1) other designee appointed by SDS Merchant Fund. SDS Merchant Fund, shall be granted the right, but not the obligation, to appoint an observer to the meetings of the Board of Directors either by telephone or in person at its own expense and discretion. As of the Effective Time, Jane Hoffer shall serve as the Chief Executive Officer of Prescient Applied Intelligence, Inc. in accordance with the terms of the Employment Agreement the “Hoffer Employment Agreement,” substantially in the form attached hereto and made a part hereof as Exhibit 1.4.

      1.5     viaLink Subsidiary. Upon the terms and subject to the conditions of this Agreement, Parent and the Company currently contemplate that, either at the Closing Date or other such date after the Closing Date as deemed practical and appropriate, Parent will create a wholly-owned subsidiary (the “viaLink Subsidiary”) into which Parent shall thereafter transfer the operating assets of viaLink, leaving Parent with two wholly-owned operating entities.

      1.6     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub or the Company and giving effect to the 1 for 10 reverse split of the Parent’s Common Stock to occur immediately prior to the Effective Time:

      (a) The businesses of Parent and the Company will be combined in a stock-for-stock transaction. Parent shall retain its public listing and at the Closing shall change its name to Prescient Applied Intelligence, Inc. At the Closing, a newly formed, wholly owned subsidiary of Parent will merge with the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. In exchange for their ownership interest in the Company, the former owners of the Company shall be issued Parent common, Series E preferred shares, Series F preferred shares, and 2,250,000 Common Stock Purchase warrants for The viaLink Company at an exercise price of $1.00 per share issued in connection with Parent’s pre-closing financing activities (the “Bridge Warrants”) such that the former owners of the Company shall own forty-five percent (45%) each of Parent’s outstanding common, Series E preferred shares and Bridge Warrants at Closing and shall own such percentage of the Series F preferred shares as is determined pursuant to Section 1.14. The terms of the Series E and the Series F preferred shares are set forth on Exhibit 1.6(a) attached hereto. On an as converted basis, common stock and preferred stock will comprise seventy-five percent (75%) and twenty-five percent (25%) of Parent’s post-Closing capital structure, respectively. The transaction is expected to be treated as a tax-free reorganization. Accordingly, Series E preferred shares and Series F preferred shares will have voting rights and will not constitute “non-qualified preferred stock” for tax purposes. For the sole purpose of the allocation of merger consideration among the various shareholders of the Company, the “Allocation Price” will equal the greater of (i) the simple average closing price of Parent Common Stock for the ten (10) trading days immediately preceding the Merger announcement, and the ten (10) immediately following the Merger announcement, or (ii) $0.07 (pre reverse stock split). The different classes of Prescient preferred and common stock will be entitled to receive their respective pro-rata share (expressed as a percent) of the total merger consideration due Prescient.

      (b) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into one validly issued , fully paid and nonassessable share of common stock of the Surviving Corporation.

      1.7     Company Stock Options.

      (a) Each option (the “Company Options”) granted under the 1997 Company Stock Option Plan, as amended (the “Company Stock Option Plan”) deemed to be “in the money” shall have been exercised via cashless exercise provisions provided for in the Company Stock Option Plan prior to the Effective Time, and all shares of Company Common Stock issuable upon the exercise thereof shall have been issued prior to the Effective Time. All other Company options outstanding shall be exchanged for options in Parent’s most recent stock option plan at the Effective Time. The amount and exercise price of options to be re-granted shall equal the number of pre-exchange options multiplied by the exchange ratio and pre-exchange exercise price divided by the exchange ratio, respectively. The re-granted options will immediately vest, and maintain the same remaining life as the pre-exchange options.

      (b) Immediately after the Effective Time, the Company Stock Option Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or the Company Subsidiary shall be of no further force and effect and shall be deemed to be deleted and no holder of a Company Option or any participant in the Company Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity (as hereinafter defined) or any subsidiary thereof.

      (c) Warrants. Each Company Warrant (the “Company Warrants”) listed on Section 1.7(c) of the Company Disclosure Schedule deemed to be “in the money” shall have been exercised prior to the Effective Time, and all shares of Company Common Stock issuable upon the exercise thereof shall have been issued prior to the Effective Time. All other Company Warrants outstanding shall be exchanged for warrants of Parent at the Effective Time. The amount and exercise price of warrants to be re-granted shall equal the number of pre-exchange warrants multiplied by the exchange ratio and pre-exchange exercise price divided by the exchange ratio, respectively. Parent will establish a reserve equal to the number of common securities issuable upon the exercise of such warrants and offset the total merger consideration due the Company by such reserve amount.

      1.8     Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent (as defined in Section 1.9(a) herein) or Parent for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

      1.9     Exchange of Certificates.

      (a) Parent shall authorize one or more Persons reasonably acceptable to the Company to act as Exchange Agent hereunder (the “Exchange Agent”). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail, to former record holders of Company Shares who have not previously submitted letters of transmittal together with Certificates, instructions for surrendering their Certificates in exchange for the Merger Consideration.

      (b) Promptly after the Effective Time, Parent shall deliver to the Exchange Agent sufficient Parent Shares to satisfy the Merger Consideration. After the Effective Time, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the Company

Shares theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.6.

      (c) Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration. Parent Shares into which Company Shares shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing Parent Shares are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the Person requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning on the date which is twelve (12) months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

      1.10     No Liability. None of Parent, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar Law.

      1.11     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution and delivery of an indemnity agreement, in such customary form as Parent may reasonably direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.

      1.12     Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

      1.13     Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest the Surviving Entity with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of both the Company and Acquisition Sub.

      1.14     Tax Treatment of Merger. Parent, Acquisition Sub and the Company intend that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and shall file all tax returns and reports consistent therewith.

      1.15     Series F Issuance and Adjustment.

      (a) Issuance

      At the Effective Time, the former owners of the Company shall be issued shares of Series F Preferred Stock (rounded to the nearest whole share) pursuant to the following calculation and subject to adjustment as provided for in Section 1.15(b) herein:

(	Applicable Issuance .55	× .45)	/	Stated Value of each share of Series F

whereas

(i)	Applicable Issuance shall equal the actual face value of securities issued by Parent (either through the issuance of Series F securities or securities convertible into Series F) to fund Parent operations and obligations to Closing less (a) any and all such amounts deemed to be direct merger related expenses pursuant to Section 1.15 of the Parent Disclosure Schedule (b) any and all such amounts accrued or extinguished by Parent prior to the Effective Time for amounts agreed to be borne by the merged entity subsequent to the Effective Time (including but not limited to agreed upon severance amounts) and (c) cash remaining on Parent balance sheet at Closing.

(ii)	Stated Value of each Series F share shall equal $10,000.

      (b) Adjustment

      The Applicable Issuance (“AI”) amount will be subject to an adjustment based upon the net working capital of both Parent (“PNWC”) and the Company (“CNWC”) as of August 31, 2004 in accordance with the following calculation:

Adjusted AI = Original AI + ((CNWC + $200,000) - PNWC)

whereas

(i)	Adjusted Applicable Issuance shall equal the greater of the above calculation or zero, and

(ii)	Parent net working capital shall exclude cash from its calculation, and

(iii)	Unless otherwise provided for herein, net working capital equals current assets minus current liabilities.

      1.16     Dissenters’ Rights.

      (a) Notwithstanding any provision of this Merger Agreement to the contrary, shares of Company stock issued and outstanding immediately prior to the Effective Time that are held by shareholders who have properly exercised dissenter rights with respect thereto in accordance with Subchapter D of Chapter 15 of the PBCL or other applicable law (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration pursuant to the Merger, but the holder thereof will become entitled to the right to receive such consideration as may be determined to be due to the holders of such Dissenting Shares in accordance with the provisions of such Subchapter D or other applicable law. If any holder of Dissenting Shares fails to perfect or effectively withdraws or loses such dissenters rights under such Subchapter D or other applicable law after the Effective Time, then (i) such holder will forfeit the right to payment of the fair value of such shares and (ii) such shares will no longer be Dissenting Shares and will be converted as of the Effective Time into the right to receive an amount equal to the Merger Consideration with respect to such shares as such holder otherwise would have been entitled to receive as a result of the Merger if such Dissenting Shares had been converted.

      (b) The Company will give Parent prompt notice of any written demand for payment of the fair value of shares pursuant to applicable law, withdrawals or demands for dissenter rights as described in Section 1.16(a), and any other related instruments received by the Company, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Notwithstanding anything to the contrary in this Section 1.16 if the Merger is terminated, rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder’s shares will cease.

      (c) The Surviving Corporation will comply with all obligations of the PBCL with respect to Dissenting Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedule delivered by the Company and Company Subsidiary to Parent on the date hereof (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of the Agreement to which they refer, the Company represents and warrants to Parent and Acquisition Sub as follows:

      2.1     Organization and Qualification.

      (a) Each of the Company and the Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and carry on its business as now conducted. Each of the Company and the Company Subsidiary is qualified or authorized to transact business as a foreign corporation or other organization in all jurisdictions in which qualification or authorization is required by Law, except as disclosed in Section 2.1(a) of the Company Disclosure Schedule.

      (b) The Company has previously provided or made available to Parent true and complete copies of the charter and bylaws or other organizational documents of the Company and the Company Subsidiary as presently in effect, and neither the Company nor the Company Subsidiary is in default in the performance, observation or fulfillment of such documents.

      2.2     Authorization; Validity of Agreement. Each of the Company and the Company Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby. The Company Board has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby. No other action on the part of the Company is required to consummate the transactions contemplated hereby, other than adoption of this Agreement by (i) the holders of more than fifty percent (50%) of all of the outstanding Company capital stock (including, in the aggregate, Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock), (ii) the holders of a majority of the Series A Preferred Stock, (iii) the holders of greater than fifty-one percent (51%) of the Series B Preferred Stock, and (iv) the holders of greater than fifty-one percent (51%) of the Series C Preferred Stock. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Acquisition Sub, is a valid and binding obligation of the Company and the Company Subsidiary, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      2.3     Consents and Approvals; No Violations. Except for (a) filings with the SEC under the Exchange Act, (b) filing the Certificate of Merger with the Departments of State of the Commonwealth of Pennsylvania and the State of Delaware, (c) the filings, if any, provided for under the HSR Act and (d) matters listed in Section 2.3 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (assuming the shareholder approval set forth in Section 5.1(a) is obtained) (i) conflict with or result in any breach of any provision of the Company’s Articles of Incorporation or By-Laws, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of, or result in a change in the rights or obligations of the parties to, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or the Company Subsidiary is a party or by which either of them or any of their respective properties or assets may be bound, (iv) violate any Law or Permit applicable to the Company, the Company Subsidiary or by which any of their respective properties or assets is bound, (v) result in the creation of any Lien on the assets or properties of the Company or the Company Subsidiary or (vi) cause any of the assets owned by the Company or the Company Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) such violations, breaches, defaults, Liens, reassessments, revaluations and changes which, and filings, notices, permits, authorizations, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00).

      2.4     Board Approvals.

      (a) The Company Board, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement for adoption by the Company’s shareholders and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Company adopt this Agreement.

      (b) The Company and the Company Board have taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “disgorgement,” “business combination” or similar statute will apply to the execution, delivery or performance of this Agreement.

      2.5     Capitalization.

      (a) The Company is authorized to issue Twenty-Five Million (25,000,000) shares of Company Common Stock, par value $.01 per share, Fifty Thousand (50,000) shares of Series A Preferred Stock, par value $.01 per share, Fifty Thousand (50,000) shares of Series B Preferred Stock, par value $.01 per share, and Fifty Thousand (50,000) shares of Series C Preferred Stock, par value $.01 per share. As of the date of this Agreement, 6,637,520 shares of Company Common Stock, 44,969 shares of Series A Preferred Stock, par value $.01 per share, 39,628 shares of Series B Preferred Stock, par value $.01 per share, and 23,647 shares of Series C Preferred Stock, par value $.01 per share, were issued and outstanding. All of the issued and outstanding shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and have been offered, sold and delivered by the Company in compliance in all material respects with all applicable securities Laws.

      (b) The Company has reserved 3,200,000 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plans. As of the date of this Agreement, Company Options to purchase 1,714,596 shares of Company Common Stock were outstanding. Section 2.5(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options and Company Restricted Stock awards outstanding as of the date of this Agreement, including the names of the Persons to whom such Company Options and Company Restricted Stock awards have been granted, the number of shares subject to each Company Option or Company Restricted Stock award, as applicable, the per share exercise price for each Company Option and the vesting schedule for the Company Stock Option Plan under which each Company Option and Company Restricted Stock award was granted, which vesting schedule applies to each such Company Option and Company Restricted Stock award. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.5(b) have been furnished or made available to Parent.

      (c) Except for (i) shares indicated as issued and outstanding on the date hereof in Section 2.5(a), (ii) shares issued after the date hereof upon the exercise of outstanding Company Options listed in Section 2.5(b) of the Company Disclosure Schedule, and (iii) shares issued after the date hereof in accordance with the terms of the Company Warrants, there are not as of the date hereof, and at the Effective Time there will not be, any Company Shares or shares of Company Preferred Stock issued and outstanding.

      (d) The Company’s authorized capital stock consists solely of the Company Common Stock and the Company Preferred Stock described in Section 2.5(a). There are not as of the date hereof, and at the

Effective Time there will not be, any shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described in Sections 2.5(b) and (c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or the Company Subsidiary or obligating the Company to grant, extend or enter into any such agreement, other than Options listed in Section 2.5(b) of the Company Disclosure Schedule.

      (e) Except as set forth in Section 2.5(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or the Company Subsidiary is a party with respect to the voting of any shares of capital stock or other equity interests of the Company or the Company Subsidiary or which restrict the transfer of any such shares or other equity interests, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or other equity interests or which restrict the transfer of any such shares or other equity interests.

      (f) The Company has no outstanding bonds, debentures, notes or other indebtedness or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

      (g) Neither the Company nor the Company Subsidiary beneficially owns any shares of capital stock of Parent.

      (h) Except as set forth in Section 2.5(h) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

      2.6     Company Subsidiary. Prescient Systems Limited, organized under the laws of the United Kingdom, is the sole Company Subsidiary. All issued and outstanding shares or other equity interests of the Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.6 of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of the Company Subsidiary are owned directly or indirectly by the Company free and clear of any Liens.

      2.7     Other Interests. Except for ownership of the shares or other equity interests of the Company Subsidiary or as otherwise set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

      2.8     Financial Statements. Each of the Company Consolidated Financial Statements (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiary as of its date and each of the consolidated statements of operations, shareholders’ equity and cash flows of the Company included in or incorporated by reference into the Company Consolidated Financial Statements (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and the Company Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate will not exceed One Hundred Thousand Dollars ($100,000.00, on a net profit basis), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

      2.9     Absence of Undisclosed Liabilities. Except as set forth in the Company Consolidated Financial Statements or in Section 2.9 of the Company Disclosure Schedule, as of December 31, 2003, the Company and the Company Subsidiary had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), that were not adequately reflected or reserved against on the Company Balance Sheet. Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Consolidated Financial Statements, (ii) incurred since December 31, 2003 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000.00).

      2.10     Absence of Adverse Changes. Between December 31, 2003 and the date of this Agreement, there has not been any change, event or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

      2.11     Compliance with Laws.

      (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and the Company Subsidiary have all licenses, permits, authorizations, franchises, orders or approvals of any Governmental Entity (collectively, “Permits”) material to the conduct of their respective businesses as presently conducted; (ii) such Permits are in full force and effect; and (iii) no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit.

      (b) The Company and the Company Subsidiary are in compliance in all respects with all applicable Laws except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      2.12     Actions and Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending and, to the knowledge of the Company, there is no pending investigation of, or any action, suit or claim or legal, administrative or arbitration proceeding threatened against, the Company or the Company Subsidiary. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of the Company, threatened, that is applicable to the Company or the Company Subsidiary or by which any of their respective properties or assets is bound.

      2.13     Contracts and Other Agreements.

      (a) Section 2.13(a) of the Company Disclosure Schedule discloses all contracts that constitute “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC). All of such contracts, (collectively, the “Company Contracts”) are valid, subsisting, in full force and effect, binding upon the Company or the Company Subsidiary, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity. Neither the Company nor the Company Subsidiary is in default under any of the Company Contracts, nor, to the knowledge of the Company, is any other party to any Company Contract in default thereunder except as disclosed in Section 2.13(a) of the Company Disclosure Schedule. True and complete copies of all of the Company Contracts have been provided or made available to Parent.

      (b) Other than those contracts disclosed in Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to any agreement (other than distributorship agreements, agreements with sales representatives or license agreements provided to Parent prior to the date of this Agreement) that limits or restricts the Company, the Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business in any geographic area.

      (c) Except as set forth in Section 2.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, no executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than two percent (2%) of a class of securities of a publicly traded company) any interest in any property or assets of the Company (except as a shareholder) or the Company Subsidiary, any competitor, customer, supplier or agent of the Company or the Company Subsidiary or any Person that is currently a party to any contract or agreement with the Company or the Company Subsidiary.

      2.14     Taxes. Except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00):

(a) Each of the Company and the Company Subsidiary has filed all Tax Returns that it was required to file under applicable Laws, and all Taxes due and owing by either of the Company and the Company Subsidiary have been paid in full. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where either of the Company and the Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Company Subsidiary.

(b) To the Company’s knowledge, each of the Company and the Company Subsidiary has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, there is no dispute or claim concerning any Tax liability of the Company or the Company Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based on personal contact with any agent of such authority, and neither the Company nor the Company Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or the Company Subsidiary have not filed Tax Returns) any (A) notice (whether written or oral) indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or the Company Subsidiary. To the Company’s knowledge, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Company Subsidiary.

(d) Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor the Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or may result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax Law). Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor the Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor the Company Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiary) under Section 1.1502-6 of the Treasury

Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company and the Company Subsidiary (i) did not, as of the most recent fiscal month end prior to the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided for in the most recent balance sheet prior to the date of this Agreement and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiary in filing their Tax Returns. Since the date of the most recent balance sheet, neither the Company nor the Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used for purposes of GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither the Company nor the Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor the Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

      2.15     Books and Records. The minute books of the Company for the past three (3) years have been made available to Parent and Acquisition Sub, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Company Board (other than references in such minute books to the transactions contemplated hereby).

      2.16     Tangible Properties.

      (a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, the Company and the Company Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties at which the Company or the Company Subsidiary conducts operations (the “Company Properties”), free and clear of any Liens, and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Company Property Restrictions”), except for (i) the matters set forth in Section 2.16(a) of the Company Disclosure Schedule, (ii) Company Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, (iii) Liens and Company Property Restrictions imposed on the fee title of any property leased by the Company or the Company Subsidiary, (iv) Liens and Company Property Restrictions disclosed on existing title policies or reports or surveys that have been provided to Parent prior to the date of this Agreement and (v) mechanics’, carriers’, suppliers’, workmen’s or repairmen’s liens and other Company Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiary and which have arisen or been incurred only in the ordinary course of business or are set forth in the Company Financial Statements. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), (A) no written notice of any violation of any Law affecting any portion of any of the Company Properties has been received by the Company or the Company Subsidiary from any Governmental Entity; (B) there are no structural defects relating to any of the Company Properties; (C) there is no Company Property whose building systems are not in working order in any respect; and (D) there is no physical damage for which the Company is responsible to any Company Property for which there is no insurance in effect covering the full cost of the restoration.

      (b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), the Company and the Company Subsidiary own good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on the Company Balance Sheet or acquired after December 31, 2003, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 2003 in the ordinary course of business, (B) Liens reflected in the Company Financial Statements, and (C) Liens for current Taxes not yet due and payable.

      2.17     Intellectual Property.

      (a) To the Company’s knowledge, the Company and the Company Subsidiary own or are licensed to use, or otherwise have the right to use all patents, and all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively, the “Company Patents”). The Company and the Company Subsidiary own or are licensed to use, or otherwise have the right to use all trademarks, service marks, trade names, brand names, domain names, trade secrets, franchises, inventions, copyrights, and all other technology, intellectual property and intangible property, all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively with the Company Patents, the “Company Proprietary Rights”). To the Company’s knowledge, all patents, registered trademarks and copyrights referred to above are valid. The Company has provided Parent with schedules of any taxes or maintenance fees related to filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, falling due within one hundred eighty (180) days after the date of this Agreement, and any expirations of patents or registered trademarks or copyrights scheduled to occur within three (3) years after the date of this Agreement.

      (b) Except as disclosed in Section 2.17(b) of the Company Disclosure Schedule, there are no claims pending or, to the Company’s knowledge, threatened, that the businesses of the Company or the Company Subsidiary infringe upon the proprietary rights of others, and to the Company’s knowledge, there is no reasonable basis for any such claim, nor, to the Company’s knowledge, is there any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Company Proprietary Rights.

      (c) Except as disclosed in Section 2.17(c) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiary have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of Company, none of the activities of the employees of the Company or the Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.

      (d) To the knowledge of the Company, neither the Company nor the Company Subsidiary is in material breach of, or has failed to perform in any material respect under, any of the contracts, licenses and agreements listed in Section 2.17(c) of the Company Disclosure Schedule, and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform in any material respect thereunder.

      2.18     Insurance.

      (a) Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, the Company has made available to Parent all current insurance policies and binders (i) insuring the business or properties of the Company or the Company Subsidiary or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Company or the Company Subsidiary, that is held by or on behalf of the Company or the Company Subsidiary.

      (b) All policies or binders of insurance held by or on behalf of the Company and the Company Subsidiary are in full force and effect and are in conformity, in all material respects, with the requirements of all leases or other agreements to which the Company or the Company Subsidiary is a party and are valid and enforceable in accordance with their terms. Neither the Company nor the Company Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Company or the Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00). There are no outstanding unpaid claims under any such policy or binder. Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder or disclaiming coverage or reserving rights with respect to any claim or any such policy or binder in general.

      2.19     Commercial Relationships.

      (a) Schedule 2.19(a) of the Company Disclosure Schedule sets forth a list of each customer that accounted for two percent (2%) or more of the consolidated net revenues of the Company and the Company Subsidiary in the year ended December 31, 2003 (each a “Company Customer”). Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, prior to the date of this Agreement, none of the Company or the Company Subsidiary has received any written notice of any intent of a Company Customer to terminate, cancel or materially alter its business relationship with the Company or the Company Subsidiary.

      (b) To the knowledge of the Company, except as set forth in Section 2.19(b) of the Company Disclosure Schedule, prior to the date of this Agreement, none of the Company or the Company Subsidiary has received from any supplier listed in Section 2.19(b) of the Company Disclosure Schedule (each a “Company Supplier”) any written notice of any intent of a Company Supplier to terminate, cancel or materially alter its business relationship with the Company or the Company Subsidiary.

      2.20     Environmental Matters.

      (a) Definitions.

      “Environmental Law” means any federal, state, local or foreign Law pertaining to the protection of human health or the environment or employee and worker safety and any orders, judgments, decrees, Permits or other legally binding mandates under such Laws.

      “Hazardous Substance” means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

      “Contamination” (or “Contaminated”) means the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a Governmental Entity under any Environmental Law with respect to such presence of Hazardous Substances.

      (b) Environmental Conditions. Except as specifically described in Section 2.20 of the Company Disclosure Schedule:

(i) Each of the Company and the Company Subsidiary is and has been in compliance with all applicable Environmental Laws, including without limitation, the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiary has made all reports and given all notices required by Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii) No civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Company’s knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased, or previously owned, operated or leased, by the Company or the Company Subsidiary or any location at or to which the Company or the Company Subsidiary has disposed of, transported or arranged for the disposal of Hazardous Substances that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no outstanding orders, judgments or decrees of any court or of any Governmental Entity under any Environmental Law which specifically apply to either of the Company or the Company Subsidiary or any of their respective assets or operations and that, individually or in the aggregate, would reasonably be expected to be material to the business of the Company and the Company Subsidiary taken as a whole;

(iii) In the last three (3) years, neither the Company nor the Company Subsidiary has received from any Governmental Entity or any other Person notice that it has been named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances nor has the Company or the Company Subsidiary received a request for information about any such site;

(iv) To the knowledge of the Company, except as disclosed in environmental reports and documents that have been made available to Parent and are listed in Section 2.20(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no portion of any property currently owned, leased or occupied by the Company or the Company Subsidiary is Contaminated, and no Contamination occurred during the Company’s or the Company Subsidiary’s prior ownership, lease or occupancy of other property;

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor the Company Subsidiary has been notified by any Governmental Entity that it is currently liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or federal Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance;

(vi) To the Company’s knowledge, neither the Company nor the Company Subsidiary has expressly assumed the liability of any other Person for, and has not agreed to indemnify any other Person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Company or the Company Subsidiary;

(vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the past three (3) years, no Governmental Entity has issued any citation or notice of violation or noncompliance under any Environmental Law to the Company or the Company Subsidiary;

(viii) The Company has not released any insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment;

(ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor the Company Subsidiary owns or operates any of the following and none of the following are located on any property owned, leased or occupied by the Company or the Company Subsidiary: (A) underground storage tank (whether or not in use or decommissioned and whether not regulated or exempt from regulation); (B) underground injection well as defined under any Environmental Law; (C) surface impoundment or lagoon; (D) landfill (unless legally closed); (E) hazardous waste treatment, storage or disposal unit or facility regulated under the Resource Conservation and Recovery Act as amended (RCRA) or any comparable Environmental Law; or (F) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law; and

(x) The Company has made available to Parent copies of material reasonably available reports, studies, investigations and audits in the possession of the Company pertaining to environmental matters relating to the Company or the Company Subsidiary, its present operations or any property currently owned, leased or occupied by the Company or the Company Subsidiary, including without limitation compliance with Environmental Laws, employee safety or Contamination.

      2.21     Employees; Employee Benefit Plans.

      (a) Section 2.21(a) of the Company Disclosure Schedule lists all current employees of the Company and details the compensation, and all pension, retirement, profit sharing, deferred compensation and bonus plans or arrangements for current or former employees or directors, established, maintained or funded (in whole or in part) by the Company or the Company Subsidiary, or maintained by the Company or the Company Subsidiary for the benefit of its current or former employees or directors under which there are continuing obligations (collectively, the “Company Employee Plans”), and, except as set forth in Section 2.21(a) of the Company Disclosure Schedule, complete and accurate copies of all such Company Employee Plans have been provided or made available to Parent.

      (b) The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) established and maintained by the Company or the Company Subsidiary that are subject to ERISA (“Company ERISA Pension Plans”) are listed separately as Company ERISA Pension Plans in Section 2.21(b) of the Company Disclosure Schedule. The Company ERISA Pension Plans and the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) established and maintained by the Company or the Company Subsidiary (“Company ERISA Welfare Benefit Plans” and, together with the Company ERISA Pension Plans, the “Company ERISA Plans”) comply in all material respects with the applicable requirements of ERISA. With respect to the Company ERISA Pension Plans intended to be qualified under Section 401(a) of the Code, each of the Company and the Company Subsidiary (as applicable) has received from the Internal Revenue Service a favorable determination for each of the Company ERISA Pension Plans and their related trusts that each of the Company ERISA Pension Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the Company ERISA Pension Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date.

      (c) Except as set forth in Section 2.21(c) of the Company Disclosure Schedule, no “accumulated funding deficiency” as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the Company ERISA Pension Plans. Except as set forth in Section 2.21(c) of the Company Disclosure Schedule or in the notes to the Company Financial Statements, the present value of all accrued benefits under each of the Company ERISA Pension Plans does not exceed the value of such plan’s assets, less all liabilities other than those attributable to accrued benefits. The Company and the controlled group of corporations of which it is a member have no actual or potential “withdrawal liability,” as defined in Section 4201 of ERISA or any other liability on withdrawal from participation with respect to a “multiemployer plan” as defined in Section 3(37)(A) of ERISA, and there are no impediments to the Company’s withdrawing from participation in such a multiemployer plan. Neither the Company nor the Company Subsidiary participates in any “multiple-employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or in any Company ERISA Pension Plan maintained by multiple employers that are not members of the same controlled group of businesses, except for any multiemployer plan described above.

      (d) To the Company’s knowledge, each Company ERISA Welfare Benefit Plan providing for health benefits is eligible for tax exclusion under Sections 105 and 106 of the Code; to the Company’s knowledge, each Company ERISA Welfare Benefit Plan providing life insurance is eligible for tax exclusion under Section 79 of the Code; to the Company’s knowledge, each Company ERISA Welfare Benefit Plan that is a cafeteria plan is eligible for tax exclusion under Section 125 of the Code; to the Company’s knowledge, each trust funding a Company ERISA Welfare Benefit Fund is tax qualified under Section 501(c)(9) of the Code. To the Company’s knowledge, none of the Company ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code. To the Company’s knowledge, there are not and have not been any excess deferrals or excess contributions under any Company ERISA Pension Plan. There are not and have not been any taxable reversions of assets from any Company ERISA Plan. Each Company ERISA Plan is and has been operated and administered in all material respects in conformance with the requirements of all applicable laws and regulations, whether or not the Company ERISA Plan documents have been amended to reflect such requirements.

      2.22     Labor Matters.

      (a) Section 2.22(a) of the Company Disclosure Schedule lists (i) the corporate officers, corporate employees and non-corporate executives of the Company and the Company Subsidiary who, upon termination of their employment by reason of the Merger are entitled to payments for severance or other similar payments, (ii) any written agreements regarding such payments and (iii) any other severance agreements with current or former employees or directors of the Company or the Company Subsidiary: (A) that provide (in the case of each such agreement) for severance payments in excess of One Hundred Thousand Dollars ($100,000.00) or (B) where the current or former employee or director is otherwise entitled to receive annual base salary or annual fees from the Company or the Company Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00).

      (b) Except as set forth in Section 2.22(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a domestic labor union or domestic labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the Company’s knowledge, threatened against the Company or the Company Subsidiary relating to their business that would, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), and no such proceeding or grievance has occurred within the past three (3) years. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or the Company Subsidiary that would, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), and no such labor strike, dispute, request for representation, slowdown or stoppage has occurred within the past three (3) years. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or the Company Subsidiary. The Company and the Company Subsidiary have complied in all material respects with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00).

      2.23     No Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Company or the Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or the Company Subsidiary, or any action taken by the Company or the Company Subsidiary.

      2.24     Proxy Statement and Registration Statement. None of the information supplied by the Company or the Company Subsidiary specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the date it is first mailed or at the time of the Company Shareholders Meeting (except as supplemented by the Company to reflect changes in information so supplied at the time of such meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      2.25     Parent Shares and Acquisition Sub Interests. Except as set forth in Section 2.25 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary beneficially owns any Parent Shares or Acquisition Sub Interests. With respect to the Parent Shares or Acquisition Sub Interests held by the Company or the Company Subsidiary as set forth in Section 2.26 of the Company Disclosure Schedule, (i) neither the Company nor the Company Subsidiary acquired any Parent Shares or Acquisition Sub Interests in connection with or in contemplation of the Merger, and (ii) the Company and the Company Subsidiary acquired such Parent Shares or Acquisition Sub Interests more than two (2) years prior to the date of the Agreement.

      2.26     Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual knowledge of those individuals identified in Section 2.26 of the Company Disclosure Schedule and the knowledge which each such individual would have had if such individual had reviewed (i) the documents received by such individual pertaining to the matter to which reference is made and (ii) the documents located in the Company’s corporate offices.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

      Except as set forth on the disclosure schedule delivered by Parent and Acquisition Sub on the date hereof (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Acquisition Sub jointly and severally hereby represent and warrant to the Company as follows:

      3.1     Organization and Qualification.

      (a) Each of Parent and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Acquisition Sub has all requisite corporate power and authority necessary to own, lease and operate its assets and to carry on its business as now being conducted, and is qualified or authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by Law, except as disclosed in Section 3.1(a) of the Parent Disclosure Schedule.

      (b) Parent has previously provided or made available to the Company true and complete copies of the charter and bylaws or other organizational documents of Parent and Acquisition Sub as presently in effect, and neither Parent nor Acquisition Sub is in default in the performance, observation or fulfillment of such documents.

      3.2     Authorization; Validity of Agreement. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Parent Board and the Acquisition Sub Board and by Parent as the sole member of Acquisition Sub, and no other corporate action on the part of Parent and Acquisition Sub is necessary for such purpose, other than adoption of this Agreement by the holders of more than fifty percent (50%) of the Parent’s outstanding Common Stock. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Acquisition Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      3.3     Consents and Approvals; No Violations. Except for (a) filings with the SEC under the Exchange Act, (b) filing the Certificate of Merger with the Departments of State of the Commonwealth of Pennsylvania and the State of Delaware, (c) the filings, if any, provided for under the HSR Act and state securities or state “Blue Sky” laws, and (d) matters listed in Section 3.3 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will not (assuming the shareholder approval set forth in Section 5.1(a) is obtained) (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Parent or Acquisition Sub, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of, or result in an change in the rights or obligations of the parties to, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, (iv) violate any Law or Permit applicable to Parent, any of the Parent Subsidiary or by which any of their respective properties or assets is bound, (v) result in the creation of any Lien on the assets or properties of Parent or any Parent Subsidiary or (vi) cause any of the assets owned by Parent or any Parent Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) such violations, breaches, defaults, liens, reassessments, revaluations and changes which, and filings, notices, permits, authorizations, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00).

      3.4     Board Approvals.

      (a) The Parent Board, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Parent and its shareholders, (ii) to propose this Agreement for adoption by the Parent’s shareholders and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Parent adopt this Agreement.

      (b) The Parent and the Parent Board have taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “disgorgement,” “business combination” or similar statute will apply to the execution, delivery or performance of this Agreement.

      3.5     Capitalization.

      (a) The Parent is authorized to issue 400,000,000 shares of Parent Common Stock. As of the date of this Agreement, 191,219,776 shares of Parent Common Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and have been offered, sold and delivered by the Parent in compliance in all material respects with all applicable securities Laws.

      (b) The Parent has reserved 36,000,000 shares of Parent Common Stock for issuance pursuant to the Parent Stock Option Plans. As of the date of this Agreement, Options to purchase 13,706,895 shares of Parent Common Stock and zero (0) unvested shares of Restricted Stock were outstanding. Section 3.5(b) of the Parent Disclosure Schedule includes a true and complete list of all Options and Restricted Stock awards outstanding as of the date of this Agreement, including the names of the Persons to whom such Options and Restricted Stock awards have been granted, the number of shares subject to each Option or

Restricted Stock award, as applicable, the per share exercise price for each Option and the vesting schedule for the Parent Stock Option Plan under which each Option and Restricted Stock award was granted, which vesting schedule applies to each such Option and Restricted Stock award. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.5(b) have been furnished or made available to the Company. The Parent is authorized to issue 10,000,000 shares of Parent Preferred Stock, 831 shares of which is issued and outstanding.

      (c) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule and Series F Preferred Stock to be issued by Parent in connection with the Pre-Closing Parent Financing, there are not as of the date hereof, and at the Effective Time there will not be, any Parent Shares or shares of Parent Preferred Stock issued and outstanding.

      (d) The Parent’s authorized capital stock consists solely of the Parent Common Stock described in Section 3.5(a) and the Parent Preferred Stock described in Section 3.5(b). There are not as of the date hereof, and at the Effective Time there will not be, any shares of Parent Common Stock or Parent Preferred Stock reserved for issuance other than as described in Sections 3.5(b) and (c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Parent to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or the Company Subsidiary or obligating the Company to grant, extend or enter into any such agreement, other than Options listed in Section 3.5(b) of the Parent Disclosure Schedule and Warrants listed in Section 3.5(c) of the Parent Disclosure Schedule.

      (e) Except as set forth in Section 3.5(e) of the Parent Disclosure Schedule, there are no agreements or understandings to which the Parent or any Parent Subsidiary is a party with respect to the voting of any shares of capital stock or other equity interests of the Parent or any Parent Subsidiary or which restrict the transfer of any such shares or other equity interests, nor does the Parent have knowledge of any third party agreements or understandings with respect to the voting of any such shares or other equity interests or which restrict the transfer of any such shares or other equity interests.

      (f) Except for indebtedness which will be retired at or prior to the Closing Date, the Parent has no outstanding bonds, debentures, notes or other indebtedness or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Parent may vote.

      (g) Neither the Parent nor any Parent Subsidiary beneficially owns any shares of capital stock of the Company.

      (h) Except as set forth in Section 3.5(h) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

      3.6     Parent Subsidiaries. Section 3.6 of the Parent Disclosure Schedule correctly sets forth the name and jurisdiction of incorporation or organization of each Parent Subsidiary. All issued and outstanding shares or other equity interests of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.6 of the Parent Disclosure Schedule, all issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly or indirectly by the Parent free and clear of any Liens.

      3.7     Other Interests. Except for ownership of the shares or other equity interests of the Parent Subsidiaries or as otherwise set forth in Section 3.7 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

      3.8     SEC Reports. The Company has had access through publicly-available information to (i) Parent’s Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the

SEC (the “Parent 10-K”), (ii) its quarterly report on Form 10-QSB for the quarter ended March 31, 2004, as filed with the SEC (the “Parent 10-Q”), (iii) all proxy statements relating to Parent’s meetings of shareholders held or to be held after January 1, 2001, and (iv) all other documents filed by Parent with the SEC under the Exchange Act or the Securities Act since January 1, 2001 (the “Parent SEC Reports”). As of their respective dates, such documents complied, and all documents filed by Parent with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, all Parent SEC Reports have been timely filed with the SEC and constitute all forms, reports and documents required to be filed by Parent under the Exchange Act and the Securities Act since January 1, 2001. Between the date of this Agreement and the Closing Date, Parent will timely file with the SEC all documents required to be filed by it under the Exchange Act or the Securities Act. No Parent Subsidiary is required to file any form, report or other document with the SEC. The certifications of the chief executive officer and chief financial officer of Parent required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Parent SEC Reports, as applicable, are true and correct as of the date of this Agreement, as they relate to a particular Parent SEC Report, as though made as of the date of this Agreement. Parent has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

      3.9     Financial Statements. Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiary as of its date and each of the consolidated statements of income, shareholders’ investment and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of Parent and the Parent Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate will not exceed One Hundred Thousand Dollars ($100,000.00) on a net profit basis), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

      3.10     Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Reports or in Section 3.10 of the Parent Disclosure Schedule, as of December 31, 2003, Parent and the Parent Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2003 (or the notes thereto) included in the Parent 10-K (the “Parent Balance Sheet”) that were not adequately reflected or reserved against on the Parent Balance Sheet. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, Parent has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Parent Balance Sheet or Parent’s unaudited balance sheet dated March 31, 2004, included in the Parent 10-Q, (ii) incurred since March 31, 2004 in the ordinary course of business, (iii) that would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00) or (iv) as contemplated by the Pre-Closing Parent Financing.

      3.11     Absence of Adverse Changes. Between December 31, 2003 and the date of this Agreement, there has not been any change, event or circumstance that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

      3.12     Compliance with Laws.

      (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) Parent and the Parent Subsidiaries have all licenses, permits, authorizations, franchises, orders or approvals of any Governmental Entity (collectively, “Permits”) material to the conduct of their respective businesses as presently conducted; (ii) such Permits are in full force and effect; and (iii) no proceeding is pending or, to the knowledge of Parent, threatened to revoke or limit any Permit.

      (b) Parent and the Parent Subsidiaries are in compliance in all respects with all applicable Laws except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      3.13     Actions and Proceedings. Except as set forth in the Parent SEC Reports or in Section 3.13 of the Parent Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending and, to the knowledge of Parent, there is no pending investigation of, or any action, suit or claim or legal, administrative or arbitration proceeding threatened against Parent or any Parent Subsidiary. Except as set forth in Section 3.13 of the Parent Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of Parent, threatened that is applicable to Parent or any Parent Subsidiary or by which any of their respective properties or assets is bound.

      3.14     Contracts and Other Agreements.

      (a) The Parent 10-KSB’s and the Parent 10-QSB’s disclose all contracts that constitute “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) which are required to be disclosed therein or listed as exhibits thereto, except as set forth in Section 3.14(a) of the Parent Disclosure Schedule. All of such contracts, (collectively, the “Parent Contracts”) are valid, subsisting, in full force and effect, binding upon the Parent or the applicable Parent Subsidiary, and, to the knowledge of the Parent, binding upon the other parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity. The Parent and the Parent Subsidiaries are not in default under any of the Parent Contracts, nor, to the knowledge of the Parent, is any other party to any Parent Contract in default thereunder except as disclosed in Section 3.14(a) of the Parent Disclosure Schedule. True and complete copies of all of the Parent Contracts have been provided or made available to the Company.

      (b) Other than those contracts disclosed in Section 3.14(b) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is a party to any agreement (other than distributorship agreements, agreements with sales representatives or license agreements provided to the Company prior to the date of this Agreement) that limits or restricts the Parent, any Parent Subsidiary or any of their affiliates or successors in competing or engaging in any line of business in any geographic area.

      (c) Except as set forth in Section 3.14(c) of the Parent Disclosure Schedule or in the Parent SEC Reports, to the knowledge of the Parent, no executive officer or director of the Parent has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than two percent (2%) of a class of securities of a publicly traded company) any interest in any property or assets of the Parent (except as a shareholder) or a Parent Subsidiary, any competitor, customer, supplier or agent of the Parent or a Parent Subsidiary or any Person that is currently a party to any contract or agreement with the Parent or a Parent Subsidiary.

      3.15     Taxes. Except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00):

(a) Each of the Parent and the Parent Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, and all Taxes due and owing by any of the Parent and the Parent Subsidiaries have been paid in full. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. Except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, neither the Parent nor any of the Parent Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of the Parent, no claim has ever been made by an authority in a jurisdiction where any of the Parent and the Parent Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or any of the Parent Subsidiaries.

(b) To the Parent’s knowledge, each of the Parent and the Parent Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Except as set forth in Section 3.15(c) of the Parent Disclosure Schedule, there is no dispute or claim concerning any Tax liability of the Parent or any of the Parent Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Parent has knowledge based on personal contact with any agent of such authority, and neither the Parent nor any of the Parent Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Parent or the Parent Subsidiaries have not filed Tax Returns) any (A) notice (whether written or oral) indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Parent or any of the Parent Subsidiaries. To the Parent’s knowledge, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Parent or any of the Parent Subsidiaries.

(d) Except as set forth in Section 3.15(d) of the Parent Disclosure Schedule, neither the Parent nor any of the Parent Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Parent nor any of the Parent Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as set forth in Section 3.15(e) of the Parent Disclosure Schedule, neither the Parent nor any of the Parent Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or may result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax Law). Neither the Parent nor any of the Parent Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Parent nor any of the Parent Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Parent nor any of the Parent Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Parent) or (B) has any liability for the Taxes of any Person (other than the Parent and the Parent Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Parent and its Parent Subsidiaries (i) did not, as of the most recent fiscal month end prior to the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided for in the most recent balance sheet prior to the date of this Agreement and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and the Parent Subsidiaries in filing their Tax Returns. Since the date of the most recent balance sheet, neither the Parent nor any of the Parent Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used for purposes of GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither the Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Parent nor any of the Parent Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

      3.16     Books and Records. The minute books of the Parent for the past three (3) years have been made available to the Company, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Parent Board (other than references in such minute books to the transactions contemplated hereby).

      3.17     Tangible Properties.

      (a) Except as set forth in Section 3.17(a) of the Parent Disclosure Schedule, the Parent and each Parent Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties at which the Parent or any Parent Subsidiary conducts operations (the “Parent Properties”), free and clear of any Liens, and the Parent Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Parent Property Restrictions”), except for (i) the matters set forth in Section 3.17(a) of the Parent Disclosure Schedule, (ii) Parent Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, (iii) Liens and Parent Property Restrictions imposed on the fee title of any property leased by the Parent or any of the Parent Subsidiaries, (iv) Liens and Parent Property Restrictions disclosed on existing title policies or reports or surveys that have been provided to Parent prior to the date of this Agreement and (v) mechanics’, carriers’, suppliers’, workmen’s or repairmen’s liens and other Parent Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Parent Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Parent and the Parent Subsidiaries and which have arisen or been incurred only in the ordinary course of business or are set forth in the Parent’s financial statements included in the Parent SEC Reports filed prior to the date of this Agreement. Except as set forth in Section 3.17(a) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), (A) no written notice of any violation of any Law affecting any portion of any of the Parent Properties has been received by the Parent or any Parent Subsidiary from any Governmental Entity; (B) there are no structural defects relating to any of the Parent Properties; (C) there is no Parent Property whose building systems are not in working order in any respect; and (D) there is no physical damage for which the Parent is responsible to any Parent Property for which there is no insurance in effect covering the full cost of the restoration.

      (b) Except as set forth in Section 3.17(b) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), the Parent and the Parent Subsidiaries own good and marketable title, free and clear of all

Liens, to all of the personal property and assets shown on the Parent Balance Sheet or acquired after March 31, 2004, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 2003 in the ordinary course of business, (B) Liens reflected in the Parent Balance Sheet or the balance sheet dated March 31, 2004 included in the applicable Parent 10-Q, and (C) Liens for current Taxes not yet due and payable.

      3.18     Intellectual Property.

      (a) To the Parent’s knowledge, the Parent and the Parent Subsidiaries own or are licensed to use, or otherwise have the right to use all patents, and all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively, the “Parent Patents”). The Parent and the Parent Subsidiaries own or are licensed to use, or otherwise have the right to use all trademarks, service marks, trade names, brand names, domain names, trade secrets, franchises, inventions, copyrights, and all other technology, intellectual property and intangible property (including, but not limited to, all software used by Parent at any time during the twelve (12) months immediately preceding the Effective Date), all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively with the Parent Patents, the “Parent Proprietary Rights”). To the Parent’s knowledge, all patents, registered trademarks and copyrights referred to above are valid. The Parent has provided the Company with schedules of any taxes or maintenance fees related to filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, falling due within one hundred eighty (180) days after the date of this Agreement, and any expirations of patents or registered trademarks or copyrights scheduled to occur within three (3) years after the date of this Agreement.

      (b) Except as disclosed in Section 3.18(b) of the Parent Disclosure Schedule, there are no claims pending or, to the Parent’s knowledge, threatened, that the businesses of the Parent or the Parent Subsidiaries infringe upon the proprietary rights of others, and to the Parent’s knowledge, there is no reasonable basis for any such claim, nor, to the Parent’s knowledge, is there any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Parent Proprietary Rights.

      (c) Except as disclosed in Section 3.18(c) of the Parent Disclosure Schedule, to the knowledge of the Parent, the Parent and the Parent Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of Parent, none of the activities of the employees of the Parent or any Parent Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.

      (d) To the knowledge of the Parent, none of the Parent or the Parent Subsidiaries is in material breach of, or has failed to perform in any material respect under, any of the contracts, licenses and agreements listed in Section 3.18(c) of the Parent Disclosure Schedule, and, to the Parent’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform in any material respect thereunder.

      3.19     Insurance.

      (a) Except as set forth in Section 3.19(a) of the Parent Disclosure Schedule, the Parent has made available to the Company all current insurance policies and binders (i) insuring the business or properties of the Parent or the Parent Subsidiaries or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Parent or any of the Parent Subsidiaries, that is held by or on behalf of the Parent or any Parent Subsidiary.

      (b) All policies or binders of insurance held by or on behalf of the Parent and the Parent Subsidiaries are in full force and effect and are in conformity, in all material respects, with the requirements of all leases or other agreements to which the Parent or the relevant Parent Subsidiary is a party and are valid and enforceable in accordance with their terms. Neither the Parent nor any Parent Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Parent or any Parent Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00). There are no outstanding unpaid claims under any such policy or binder. Except as set forth in Section 3.19(b) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder or disclaiming coverage or reserving rights with respect to any claim or any such policy or binder in general.

      3.20     Commercial Relationships.

      (a) Schedule 3.20(a) of the Parent Disclosure Schedule sets forth a list of each customer that accounted for two percent (2%) or more of the consolidated net revenues of the Parent and the Parent Subsidiaries in the year ended December 31, 2003 (each a “Parent Customer”). Except as set forth in Section 3.20(a) of the Parent Disclosure Schedule, prior to the date of this Agreement, none of the Parent or any Parent Subsidiaries has received any written notice of any intent of a Parent Customer to terminate, cancel or materially alter its business relationship with the Parent or any of the Parent Subsidiaries.

      (b) To the knowledge of the Parent, except as set forth in Section 3.20(b) of the Parent Disclosure Schedule, prior to the date of this Agreement, none of the Parent or any Parent Subsidiaries has received from any supplier listed in Section 3.20(b) of the Parent Disclosure Schedule (each a “Parent Supplier”) any written notice of any intent of a Parent Supplier to terminate, cancel or materially alter its business relationship with the Parent or any of the Parent Subsidiaries.

      3.21     Environmental Matters.

      (a) Definitions.

      “Environmental Law” means any federal, state, local or foreign Law pertaining to the protection of human health or the environment or employee and worker safety and any orders, judgments, decrees, Permits or other legally binding mandates under such Laws.

      “Hazardous Substance” means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

      “Contamination” (or “Contaminated”) means the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a Governmental Entity under any Environmental Law with respect to such presence of Hazardous Substances.

      (b) Environmental Conditions. Except as specifically described in Section 3.21 of the Parent Disclosure Schedule:

(i) each of the Parent and the Parent Subsidiaries is and has been in compliance with all applicable Environmental Laws, including without limitation, the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent and the Parent Subsidiaries has made all reports and given all notices required by Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(ii) No civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Parent’s knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased, or previously owned, operated or leased, by the Parent or any Parent Subsidiary or any location at or to which the Parent or any Parent Subsidiary has disposed of, transported or arranged for the disposal of Hazardous Substances that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There are no outstanding orders, judgments or decrees of any court or of any Governmental Entity under any Environmental Law which specifically apply to any of the

Parent and the Parent Subsidiaries or any of their respective assets or operations and that, individually or in the aggregate, would reasonably be expected to be material to the business of the Parent and the Parent Subsidiaries taken as a whole;

(iii) In the last three (3) years, none of the Parent or the Parent Subsidiaries with operations in the United States has received from any Governmental Entity or any other Person notice that it has been named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances nor has the Parent or any Parent Subsidiary received a request for information about any such site;

(iv) To the knowledge of the Parent, except as disclosed in environmental reports and documents that have been made available to the Company and are listed in Section 3.21(b)(iv) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no portion of any property currently owned, leased or occupied by the Parent or any Parent Subsidiary is Contaminated, and no Contamination occurred during the Parent’s or any Parent Subsidiary’s prior ownership, lease or occupancy of other property;

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of the Parent or any Parent Subsidiary has been notified by any Governmental Entity that it is currently liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or federal Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance;

(vi) To the Parent’s knowledge, none of the Parent or any Parent Subsidiary has expressly assumed the liability of any other Person for, and has not agreed to indemnify any other Person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Parent or any Parent Subsidiary;

(vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, during the past three (3) years, no Governmental Entity has issued any citation or notice of violation or noncompliance under any Environmental Law to the Parent or any Parent Subsidiary;

(viii) The Parent has not released any insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment;

(ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of the Parent or any Parent Subsidiary owns or operates any of the following and none of the following are located on any property owned, leased or occupied by the Parent or any Parent Subsidiary: (A) underground storage tank (whether or not in use or decommissioned and whether not regulated or exempt from regulation); (B) underground injection well as defined under any Environmental Law; (C) surface impoundment or lagoon; (D) landfill (unless legally closed); (E) hazardous waste treatment, storage or disposal unit or facility regulated under the Resource Conservation and Recovery Act as amended (RCRA) or any comparable Environmental Law; or (F) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law; and

(x) The Parent has made available to the Company copies of material reasonably available reports, studies, investigations and audits in the possession of the Parent pertaining to environmental matters relating to the Parent or any Parent Subsidiary, its present operations or any property currently owned, leased or occupied by the Parent or any Parent Subsidiary, including without limitation compliance with Environmental Laws, employee safety or Contamination.

      3.22     Employees; Employee Benefit Plans.

      (a) Section 3.22(a) of the Parent Disclosure Schedule lists all current employees of the Company and details the compensation, and all pension, retirement, profit sharing, deferred compensation and bonus plans or arrangements for current or former employees or directors, established, maintained or funded (in whole or in part) by the Parent or any Parent Subsidiary, or maintained by the Parent or any Parent Subsidiary for the benefit of its current or former employees or directors under which there are continuing obligations (collectively, the “Parent Employee Plans”), and, except as set forth in Section 3.22(a) of the Parent Disclosure Schedule, complete and accurate copies of all such Parent Employee Plans have been provided or made available to the Company.

      (b) The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) established and maintained by the Parent or any Parent Subsidiary that are subject to ERISA (“Parent ERISA Pension Plans”) are listed separately as ERISA Pension Plans in Section 3.22(b) of the Parent Disclosure Schedule. The ERISA Pension Plans and the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) established and maintained by the Parent or any Parent Subsidiary (“Parent ERISA Welfare Benefit Plans” and, together with the ERISA Pension Plans, the “Parent ERISA Plans”) comply in all material respects with the applicable requirements of ERISA. With respect to the Parent ERISA Pension Plans intended to be qualified under Section 401(a) of the Code, each of the Parent and the Parent Subsidiaries (as applicable) has received from the Internal Revenue Service a favorable determination for each of the Parent ERISA Pension Plans and their related trusts that each of the Parent ERISA Pension Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the Parent ERISA Pension Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date.

      (c) Except as set forth in Section 3.22(c) of the Parent Disclosure Schedule, no “accumulated funding deficiency” as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the Parent ERISA Pension Plans.

      Except as set forth in Section 3.22(c) of the Parent Disclosure Schedule or in the notes to the Parent’s financial statements included in the Parent 10-K and the Parent 10-Qs, the present value of all accrued benefits under each of the Parent ERISA Pension Plans does not exceed the value of such plan’s assets, less all liabilities other than those attributable to accrued benefits. The Parent and the controlled group of corporations of which it is a member have no actual or potential “withdrawal liability,” as defined in Section 4201 of ERISA or any other liability on withdrawal from participation with respect to a “multiemployer plan” as defined in Section 3(37)(A) of ERISA, and there are no impediments to the Parent’s withdrawing from participation in such a multiemployer plan. None of the Parent or any Parent Subsidiary participates in any “multiple-employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or in any Parent ERISA Pension Plan maintained by multiple employers that are not members of the same controlled group of businesses, except for any multiemployer plan described above.

      (d) To the Parent’s knowledge, each Parent ERISA Welfare Benefit Plan providing for health benefits is eligible for tax exclusion under Sections 105 and 106 of the Code; to the Parent’s knowledge, each Parent ERISA Welfare Benefit Plan providing life insurance is eligible for tax exclusion under Section 79 of the Code; to the Parent’s knowledge, each Parent ERISA Welfare Benefit Plan that is a cafeteria plan is eligible for tax exclusion under Section 125 of the Code; to the Parent’s knowledge, each trust funding a Parent ERISA Welfare Benefit Fund is tax qualified under Section 501(c)(9) of the Code. To the Parent’s knowledge, none of the Parent ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code. To the Parent’s knowledge, there are not and have not been any excess deferrals or excess contributions under any Parent ERISA Pension Plan. There are not and have not been any taxable reversions of assets from any Parent ERISA Plan. Each Parent ERISA Plan is and has been operated and administered in all material respects in conformance with the requirements of all applicable laws and regulations, whether or not the Parent ERISA Plan documents have been amended to reflect such requirements.

      3.23     Labor Matters.

      (a) Section 3.23(a) of the Parent Disclosure Schedule lists (i) the corporate officers, corporate employees and non-corporate executives of the Parent and the Parent Subsidiaries who, upon termination of their employment by reason of the Merger are entitled to payments for severance or other similar payments, (ii) any written agreements regarding such payments and (iii) any other severance agreements with current or former employees or directors of the Parent or any Parent Subsidiary: (A) that provide (in the case of each such agreement) for severance payments in excess of One Hundred Thousand Dollars ($100,000.00) or (B) where the current or former employee or director is otherwise entitled to receive annual base salary or annual fees from the Parent or any Parent Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00).

      (b) Except as set forth in Section 3.23(b) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a domestic labor union or domestic labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the Parent’s knowledge, threatened against the Parent or any of the Parent Subsidiaries relating to their business that would, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), and no such proceeding or grievance has occurred within the past three (3) years. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Parent’s knowledge, threatened against the Parent or any Parent Subsidiary that would, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), and no such labor strike, dispute, request for representation, slowdown or stoppage has occurred within the past three years. To the Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Parent or any of the Parent Subsidiaries. The Parent and each Parent Subsidiary has complied in all material respects with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00).

      3.24     No Brokers. Other than Burnham Hill Partners, no broker, finder, agent or similar intermediary has acted on behalf of the Parent or any Parent Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Parent or any Parent Subsidiary, or any action taken by the Parent or any Parent Subsidiary.

      3.25     Opinion of Financial Advisor. The Parent has received the opinion of Broadband Capital Management LLC (“Parent’s Fairness Opinion Financial Advisor”) to the effect that, and subject to such qualifications and assumptions as are contained therein, as of the date of this Agreement, the Merger Consideration is fair to the holders of the Parent Common Stock, other than the Company, from a financial point of view and, as of the date hereof, such opinion has not been subsequently modified or withdrawn.

      3.26     Proxy Statement and Registration Statement. None of the information supplied by Parent or Acquisition Sub specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the date it is first mailed or at the time of the Parent Shareholders Meeting (except as supplemented by Parent to reflect changes in information so supplied at the time of such meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Securities Act.

      3.27     Company Shares and Acquisition Sub Interests.

      (a) Except as set forth in Section 3.27 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary beneficially owns any Company Shares. With respect to the Company Shares held by Parent or any Parent Subsidiary as set forth in Section 3.27 of the Company Disclosure Schedule, (i) neither Parent nor any Parent Subsidiary acquired any such Company Shares in connection with or in contemplation of the Merger and (ii) Parent and any Parent Subsidiary acquired such Company Shares more than two (2) years prior to the date of this Agreement.

      (b) Acquisition Sub currently is, and at all times since its formation has been, organized as a corporation under the laws of the State of Pennsylvania. Parent currently is, and at all times since the formation of Acquisition Sub has been, the sole member of Acquisition Sub.

      3.28     Definition of Parent’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual knowledge of the individuals identified in Section 3.28 of the Parent Disclosure Schedule and the knowledge which each such individual would have had if such individual had reviewed (i) the documents received by such individual pertaining to the matter to which reference is made and (ii) the documents located in Parent’s corporate offices.

ARTICLE IV

COVENANTS AND AGREEMENTS

      4.1     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company and Parent shall use their commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of Law and past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue to perform and comply with the terms of existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing and except as set forth in Section 4.1 of the Company Disclosure Schedule or in Section 4.1 of the Parent Disclosure Schedule, neither the Company nor Parent nor any of the Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby or to the extent that the Company or Parent shall otherwise consent in writing as to the other):

(a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions declared, set aside or paid by any Subsidiary consistent with past practice), (ii) split, combine or reclassify any of its capital stock, or (iii) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (iii), for the acquisition of Company Shares or Parent Shares from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of this Agreement;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Company Shares upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms);

(c) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire, directly or indirectly, any corporation, partnership, limited liability company, or other business organization or division or product line thereof;

(d) sell, lease, encumber, transfer or dispose of any assets, including Company Proprietary Rights or Parent Proprietary Rights, directly or indirectly, other than sales of inventory in the ordinary course of business, except pursuant to obligations in effect on the date hereof and identified in Section 4.1(d) of the Company Disclosure Schedule or the Parent Disclosure Schedule;

(e) authorize any single capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000.00);

(f) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions or issue or sell debt securities or warrants or rights to acquire any debt securities, other than in the ordinary course of business consistent with past practice;

(g) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice or (ii) as expressly contemplated herein;

(h) change any of the accounting principles or practices used by them (except as required by GAAP, in which case written notice shall be provided to the other prior to any such change), or restate, or become obligated to restate, the Company Financial Statements or the Financial Statements of Parent included in the Parent 10-KSBs or Parent 10-QSBs (except as required by GAAP or a Governmental Entity, in which case written notice shall be provided to the other prior to any such restatement);

(i) except as required by Law, (A) enter into, adopt, amend or terminate any Employee Plan (other than any workers compensation, medical or health benefit plan that the Company, Parent or any Subsidiary proposes to enter into, adopt, amend or terminate in the ordinary course of business consistent with past practice), (B) enter into, adopt, amend or terminate any other agreement, arrangement, plan or policy between the Company, Parent or any of the Subsidiaries and one or more of their directors or officers, or (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Employee Plan or Parent Employee Plan or arrangement as in effect as of the date hereof;

(j) cause, permit or propose any amendments to the Certificate of Incorporation or By-Laws of the Company or Parent, except as expressly provided by the terms of this Agreement;

(k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company, Parent or any of the Subsidiaries (other than the Merger);

(l) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m) settle or compromise any pending or threatened suit, action or claim (other than existing litigation with ATT, the settlement of which shall not exceed Ninety Thousand Dollars ($90,000.00)), or, except as set forth in Section 4.1(m) of the Company Disclosure Schedule or Section 4.1(m) of the Parent Disclosure Schedule, that would result in a full release of claims or rights to coverage under any insurance policy;

(n) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(o) enter into or modify any material agreement with any other Person;

(p) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company, Parent or any of the Subsidiaries is a party; or

(q) hire any new employees of the Company, Parent or Acquisition Sub without the other party’s prior written approval except to fill (i) positions created by employee attrition between the date of this agreement and the Effective Time; or (ii) Open Employment Positions set forth in Section 4.1(q) of the Company Disclosure Schedule or Section 4.1 (q) of the Parent Disclosure Schedule;

(r) engage in any material projects by the Company, Parent or Acquisition Sub without the other party’s prior written approval; or

(s) obligate itself to do any of the foregoing actions.

      4.2     Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company and Parent shall, and shall cause each of the Subsidiaries and each of the Company’s, Parent’s and Subsidiaries’ officers, employees and agents to, afford to the other and to the officers, employees and agents of the other access upon reasonable notice and at reasonable times and without undue interruption to (a) their properties, books, records and contracts; provided, however, that each shall obtain the other’s consent, which consent shall not be unreasonably withheld, prior to any visit to the other’s property, and (b) the officers and key employees of the Company, Parent and the Subsidiaries; provided, however, that each shall obtain the other’s consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee. Each shall furnish the other such financial, operating and other data and information as the other may reasonably request to the extent such data or information is reasonably available. No investigation by the Company or Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or Parent contained in this Agreement. Prior to the Effective Time, the Company, Parent and Acquisition Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated June 26, 2001, as amended (the “Confidentiality Agreement”). The Company and Parent hereby waive the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger.

      4.3     Financial and Other Statements. Notwithstanding anything contained in Section 4.2, during the term of this Agreement, the Company and Parent shall also provide to each other the following documents and information:

(a) As soon as reasonably available, but in no event later than fifteen (15) days after the end of each month ending after the date of this Agreement, each will deliver to the other, with respect to itself and its Subsidiary on a consolidated basis, a balance sheet as of the end of such month, an income statement for such month, a statement of cash flows for such month and a management performance review report for such month, which monthly reports shall be in reasonable detail. Parent will also deliver to the Company, contemporaneously with its being filed with the SEC, a copy of each Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Within 45 days after the end of each quarter, the Company shall provide Parent a copy of its consolidated financial statements for such quarter, accompanied by a review report of its independent auditors.

(b) Promptly upon receipt thereof, each will furnish to the other copies of all internal control reports submitted to it or any Subsidiary by independent accountants in connection with each annual, interim or special audit of its books or any such Subsidiary made by such accountants.

(c) As soon as practicable, each will furnish to the other copies of all such financial statements and reports as it or any Subsidiary shall send to its shareholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and, in the case of any such report furnished to any regulatory authority other than the SEC, to the extent any such reports are material, and except as legally prohibited thereby.

      4.4     Fees and Expenses. If the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all filing fees with regulatory agencies, all fees and expenses of agents, representatives, counsel and accountants shall be aggregated and paid by the Parent. If the Merger is not consummated, Parent will pay fifty percent (50%) of the fees of counsel for the Company directly attributable to the drafting of this Agreement (such amount payable by Parent not to exceed Five Thousand Dollars ($5,000.00).

      4.5     Authorizations and Regulatory Filings.

      Prior to the Closing, the parties shall use commercially reasonable best efforts to timely file and obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement. For purposes of this Section 4.5(a), the obligations of the Company, Parent and Acquisition Sub to use their “commercially reasonable best efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

      4.6     Preparation of Disclosure Documents.

      (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare the Proxy Statement/ Prospectus and Parent shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/ Prospectus will be included. Parent shall not be required to file the Registration Statement until the Company has advised it that the condition set forth in Section 6.2(c)(iii) has been satisfied. Each of the Company and Parent shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company and Parent shall mail the Proxy Statement/ Prospectus to their shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/ Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

      (b) (i) The Company and Parent shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold meetings of their shareholders (the “Shareholders Meeting”) for the purpose of obtaining the required shareholder votes with respect to this Agreement, (ii) the Company Board and the Parent Board, subject to Section 4.10(b), shall recommend that their shareholders adopt this Agreement, and (iii) the Company and Parent shall take all lawful action to solicit such adoption. No withdrawal, modification, change or qualification in the recommendation of the Company Board or the Parent Board (or any committee of the Company Board or the Parent Board) shall change the approval of the Company Board or the Parent Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company or Parent to present this Agreement for adoption at their Shareholders Meeting.

      (c) Except as required by applicable Law, no amendment or supplement to the Proxy Statement/ Prospectus or the Registration Statement shall be made by Parent or the Company without the approval of the other party (which shall not be unreasonably withheld or delayed). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      4.7     Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its respective commercially reasonable best efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion, including preparing and filing any documents required to be prepared and filed under the Exchange Act.

      4.8     Public Announcements. The Company shall consult with Parent, and Parent shall consult with the Company, and each will obtain the approval of the other (which will not be unreasonably withheld or delayed), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has used its commercially reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. Notwithstanding the foregoing, without the other party’s prior approval, each party and its authorized representatives may communicate with shareholders of such party, financial analysts and media representatives in such manner as such party believes reasonably necessary or desirable in connection with completing the Merger. In addition, without prior consultation or approval, each party may disseminate material included in a press release or other document previously approved for external distribution by the other party. Each party agrees to promptly make available to the other party copies of any written communications made without prior consultation.

      4.9     Affiliate Letters.

      (a) Prior to the Closing Date, the Company shall identify to Parent all Persons who, at the time of the Company Shareholders Meeting, the Company believes may be “affiliates” of the Company within the meaning of Rule 145 under the Securities Act (each an “Affiliate”). The Company shall use its commercially reasonable best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of Persons who may be deemed to be Affiliates of the Company. The Company shall use its commercially reasonable best efforts to deliver to Parent prior to the Closing Date a letter from each of such Affiliates identified by the Company and Parent in substantially the form attached hereto as Exhibit 4.9(a) (the “Affiliate Letters”).

      (b) Parent shall file the reports required to be filed by it under Rule 144(c) under the Securities Act to enable any Affiliate to sell Parent Shares received by such Affiliate in the Merger without registration pursuant to Rule 145(d) under the Securities Act or any successor rule or regulation hereafter adopted by the SEC. Further, upon the written request of one or more Affiliates made after the six month anniversary of the Closing, Parent shall file a registration statement with the SEC, at Parent’s expense, covering the resale of Parent Shares received by such Affiliates pursuant to the Merger; and shall use its reasonable best efforts to cause such registration statement to become effective as promptly as is practicable and remain in effect until the earlier of (i) the resale of all such Parent Shares or (ii) the date on which such Parent Shares may be resold by the Affiliates without registration under the Securities Act. In lieu of such separate registration statement, Parent may include the resale of the foregoing Parent Shares in a registration statement filed in connection with the Qualified Financing referenced in Exhibit 1.6(a) hereto.

      4.10     No Solicitation.

      (a) Parent and Company will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal. Except as explicitly permitted hereunder, Parent and Company shall not, and shall not authorize or permit any of the Parent Subsidiaries or Company Subsidiaries or any of its or their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Parent Board determines, in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable law, Parent, in response to an unsolicited bona fide written Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, prior to the date on which the shareholders of Parent adopt this Agreement and only if Parent is not in breach of its obligations under this Section 4.10, may (A) furnish non-public information with respect to Parent to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement; provided that such confidentiality agreement need not include the same standstill provisions as those contained in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the person who made such Acquisition Proposal than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be, and (B) may participate in discussions or negotiations regarding such Acquisition Proposal.

      (b) The Parent Board shall not (i) withdraw or modify in a manner adverse to the Company its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its shareholders or (iii) cause Parent to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Parent Board (A) shall have determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal and failing to take such action would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable law and (B) in the case of clause (iii) above, complies with Section 6.1(c)(i) hereof. In the event that before the Effective Time the Parent Board determines in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable law, Parent may enter into an agreement with respect to a Superior Proposal, but only forty-eight (48) hours after the Company’s receipt of written notice (x) advising the Company that the Parent Board has received a Superior Proposal and that Parent has elected to terminate this Agreement pursuant to Section 6.1(c)(i) of this Agreement and (y) setting forth such other information required to be included therein as provided in Section 6.1(c)(i) of this Agreement. If Parent enters into an agreement with respect to a Superior Proposal, it shall owe the Company a fee of Four Hundred Thousand Dollars ($400,000.00) payable at the time the transaction contemplated by the Superior Proposal is consummated; provided, however, that Parent shall reimburse the Company for its fees, costs and expenses incurred hereunder (but not to exceed $200,000) concurrently with the termination of this Agreement, and such reimbursement shall be credited against the $400,000 fee described above.

      (c) Nothing contained in this Section 4.10 shall prohibit Parent from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

      (d) Parent shall notify the Company promptly (and, in any case, within twenty-four (24) hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any Parent Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Acquisition Proposal, indicating, in connection with such notice, the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials unless such written materials constitute confidential information of such other party under an effective confidentiality agreement. Parent agrees that it will keep the Company informed, on a reasonably prompt basis (and, in any case, within thirty-six (36) hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

      4.11     Notification of Certain Matters. Between the date hereof and the Closing Date, the Company shall give prompt notice to Parent, and Parent and Acquisition Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect if made at such time and (b) any failure of the

Company, Parent and Acquisition Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent and Company shall also promptly amend their respective Disclosure Schedules in the event that the same are discovered to be untrue or inaccurate in any material respect.

      4.12     Employee Matters. On or before the Closing, Parent shall satisfy all obligations listed in Section 4.12 of the Parent Disclosure Schedule which existed prior to the Effective Time under the Company’s deferred compensation plans (and other potential additional costs up to $150,000) which resolution shall include a release, or set aside sufficient consideration to satisfy such obligations in cash, stock or a combination thereof (which consideration so set aside shall not be included in the working capital calculation).

      4.13     Indemnification.

      (a) Subject to the occurrence of the Effective Time, until the two (2) year anniversary of the date on which the Effective Time occurs, Parent and the Surviving Entity agree that all rights to indemnification or exculpation now existing in favor of each present and former employee, agent, fiduciary, director or officer of the Company, the Company Subsidiary and Parent (the “Indemnified Parties”) as provided in the respective charters or by-laws or otherwise in effect as of the date hereof shall survive and remain in full force and effect. From and after the Effective Time, Parent and the Surviving Entity also agree to indemnify and hold harmless the present and former officers and directors of the Company, the Company Subsidiary and Parent in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or the Company Subsidiary and such officers and directors and listed in Section 4.13 of the Parent Disclosure Schedule.

      (b) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or the Company Subsidiary, or is or was serving at the request of the Company or the Company Subsidiary as a director, officer, employee, trustee, partner, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Entity and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Entity and Parent after the Effective Time, shall promptly pay reasonable expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain one counsel (plus one local counsel) reasonably satisfactory to them and Parent, and the Company and the Surviving Entity shall pay all fees and expenses of such counsel for the Indemnified Parties within sixty (60) days after statements therefor are received, and (C) the Company, Parent, the Surviving Entity and the Indemnified Parties shall use their respective commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Entity or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Entity and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited under applicable law (whereupon any advances received shall be repaid to Parent or the Surviving Entity). Any Indemnified Party wishing to claim indemnification under this Section 4.13(b), upon learning of any such claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Entity and Parent; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Entity and Parent except to the extent such failure to notify materially prejudices such party.

      (c) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for two (2) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than Forty Thousand Dollars ($40,000); provided that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for such coverage. In the event that Forty Thousand Dollars ($40,000) is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

      (d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 4.13.

      (e) The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      4.14     Consultation in respect of Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 6.1, each party shall consult in good faith with the other in connection with the defense of any action, suit or proceeding instituted against itself (or any of its directors or officers) before any Governmental Entity or threatened by any Governmental Entity, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

      4.15     Reorganization Covenants. Except as otherwise required by Law or by this Agreement, neither the Company, on the one hand, nor Parent or Acquisition Sub, on the other hand, shall take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V

CONDITIONS TO THE MERGER

      5.1     Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) Shareholder Approval. Each party shall have obtained the affirmative vote of the holders of its Shares required to adopt this Agreement and the Merger in accordance with the provisions of the PBCL, the DGCL (to the extent required) and the Certificates of Incorporation and By-Laws of the parties.

(b) Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the knowledge of Parent or the Company, threatened by the SEC.

(c) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger, including, without limitation, the approvals, authorizations and consents set forth on Exhibit 5.1(c) attached hereto, shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; provided, however, that the conditions of this Section 5.1(c) shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval, authorization or consent.

(d) No Injunctions; Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal, or otherwise prohibiting consummation of the Merger.

(e) Debts as of Closing. Each of Parent, the Company and Acquisition Sub shall be debt-free as of Closing (other than such things as trade payables, deferred revenue, accrued expense, and capital lease obligations in the ordinary course of business).

(f) Audit Reports. Each of Parent and the Company shall have received non-qualified audit reports from the other as of December 31, 2003.

(g) Bridge Financing. Parent shall have obtained bridge financing, to be effective on and after the Closing, in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Bridge Financing”) upon the terms set forth on Schedule 5.1 (g); provided, however, that neither party may terminate this Agreement if the failure of Parent to obtain the Bridge Financing is due to such party’s failure to provide its proportionate share of such Bridge Financing (i.e. 55% from Parent and 45% from the Company).

      5.2     Conditions to the Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations, Warranties and Covenants. The representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, (i) those representations and warranties that are qualified as to a Company Material Adverse Effect or words of similar effect shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) those representations and warranties that are not so qualified shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have delivered to Parent a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Corporate Certificates. The Company shall have delivered a copy of the Articles of Incorporation of Company, as in effect immediately prior to the Closing Date, certified by the Pennsylvania Department of State and a certificate, as of the most recent practicable date, of the Pennsylvania Department of State as to the Company’s corporate good standing.

(c) Secretary’s Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) a copy of the By-

Laws of the Company, as in effect from the date this Agreement was approved by the Company Board until the Closing Date, (iii) a copy of the resolutions of the Company Board authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the shareholders of the Company adopting this Agreement.

(d) Affiliate Letters. Parent shall have received the Affiliate Letters that the Company has obtained.

(e) Affidavit. The Company shall have delivered to Parent an affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Company is not a “Foreign Person” as defined in Section 1445 of the Code.

(f) Corporate Opinion. Parent shall have received the opinion of Montgomery, McCracken, Walker & Rhoads, LLP as to the matters referenced in Sections 2.1, 2.2, 2.3, 2.5, and 2.12.

(g) Consents. The Company shall have obtained the waivers and consents, which shall remain in full force and effect, set forth in Section 5.2(g) of the Company Disclosure Schedule.

(h) No Company Material Adverse Change. Since the date of this Agreement and through the Closing, no event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that any event that (i) results from the announcement or pendency of the Merger, including disruptions to the Company’s business or the Company Subsidiary’s businesses, and their respective employees, customers and suppliers or (ii) generally affects the industries in which the Company and the Company Subsidiary operate and does not affect the Company and the Company Subsidiary in a materially disproportionate manner, shall, for purposes of this Section 5.2(h), be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

      5.3     Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company and the Company Subsidiary to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations, Warranties and Covenants. The representations and warranties made by Parent and Acquisition Sub in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, (i) those representations and warranties that are qualified as to a Parent Material Adverse Effect or words of similar effect shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) those representations and warranties that are not so qualified shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date. Parent and Acquisition Sub shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have delivered to Company a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Merger Documents. Acquisition Sub shall have executed and delivered the Certificate of Merger referred to in Section 1.2.

(c) Tax Opinion. The Company shall have received the opinion of its counsel, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Acquisition Sub and others, in form and substance reasonably satisfactory to such counsel.

(d) Corporate Opinion. The Company shall have received the opinion of Hallett & Perrin as to the matters set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.8, and 3.13.

(e) Consents. Parent and Acquisition Sub shall have obtained the waivers and consents, which shall remain in full force and effect, set forth in Section 5.3(e) of the Parent Disclosure Schedule.

(f) No Parent Material Adverse Change. Since the date of this Agreement and through the Closing, no event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that any event that (i) results from the announcement or pendency of the Merger, including disruptions to Parent’s business or the Parent Subsidiary’s businesses, and their respective employees, customers and suppliers or (ii) generally affects the industries in which Parent and the Parent Subsidiary operate and does not affect Parent and the Parent Subsidiary in a materially disproportionate manner, shall, for purposes of this Section 5.3(f), be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

      6.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the shareholders of the Company or Parent adopt this Agreement:

(a) by the mutual written consent of Parent, the Company and Acquisition Sub;

(b) by either of the Company, on the one hand, or Parent or Acquisition Sub, on the other hand, by written notice to the other:

(i) if the Effective Time shall not have occurred on or before October 31, 2004; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has resulted in the failure of the Merger to occur on or before such date; provided, further, however, that it shall be a condition precedent to the termination of this Agreement by Parent pursuant to this Section 6.1(b)(i) that Parent shall have made any payments required by Sections 4.4 and 4.10(b);

(ii) if any Governmental Entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable (which injunction or other action the parties hereto shall use their commercially reasonable best efforts to lift);

(iii) if the respective shareholders of the Company or Parent shall not have adopted this Agreement within ninety (90) days after the later of (A) the date the Company mails the Proxy Statement/ Prospectus to the Company shareholders or (B) the date of the most recent supplemental proxy materials that Parent is legally required to distribute to its shareholders; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has been the cause of or resulted in the failure to receive such shareholder vote on or before such date;

(iv) in the event the other party amends or supplements its Disclosure Schedule and such supplement or amendment reveals a Material Adverse Change;

(v) in the event the holders of the Company Shares elect Dissenters Rights as set forth in Section 1.16 herein, and such election is made by holders of Company common stock representing more than 500,000 shares of such stock.

(c) by the Company:

(i) if Parent or Acquisition Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or Acquisition Sub; or

(ii) by written notice to Parent if (A) Parent Board fails to include in the Proxy Statement/ Prospectus its recommendation that Parents’ Shareholders vote to adopt this Agreement or withdraws, modifies or qualifies its approval of, or its recommendation that the Parent Shareholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, (B) the Parent Board adopts resolutions approving or otherwise authorizes or recommends any proposal other than by the Company in respect of an Acquisition Proposal, or (C) the Parent Board fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or.

(iii) in the event the Company’s due diligence of Parent’s customers is not completed to the Company’s satisfaction; provided, however, that this condition shall be satisfied if the Company has not terminated this Agreement prior to June 30, 2004.

(d) by Parent or Acquisition Sub:

(i) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 4.10(b) hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 6.1(c)(i), (A) Parent shall have paid the fees required to be paid at the time of termination, as set forth in Sections 4.4 and 4.10(b), and (B) Parent shall have provided the Company with forty-eight (48) hours prior written notice of Parent’s decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

(ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company; or

(iii) by written notice to the Company if (A) the Company Board fails to include in the Proxy Statement/ Prospectus its recommendation that the Company’s shareholders vote to adopt this Agreement or withdraws, modifies or qualifies its approval of, or its recommendation that the Company shareholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, or (B) the Company Board adopts resolutions approving or otherwise authorizes or recommends any proposal other than by Parent and Acquisition Sub in respect of an Acquisition Proposal.

      6.2     Effect of Termination.

      In the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become null and void and have no effect, without liability on the part of Parent, Acquisition Sub or the Company and their respective directors, officers or shareholders, except that (a) the provisions of Sections 4.4, 4.8, this Section 6.2 and Article VIII shall survive, and (b) no such termination shall relieve any party from liability by reason of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

      6.3     Amendment. This Agreement may be amended at any time before or after adoption of this Agreement by the Shareholders by a written instrument signed by each of the parties hereto; provided, however, that after any such shareholder approval, no amendment shall be made which by Law requires further approval by shareholders without obtaining such approval.

      6.4     Extension; Waiver. At any time prior to the Effective Time, any of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of the other parties or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

ARTICLE VII

DEFINITIONS

      7.1     Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acquisition Proposal” means any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving Parent, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Parent or the Parent Subsidiaries representing fifteen percent (15%) or more of the consolidated assets of Parent and the Parent Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes associated with the outstanding securities of Parent, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the outstanding Parent Shares, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to Parent or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or any issuance of shares in connection with the bridge financing described in Section 5.1(g).

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

“Business Day” means any day other than Saturday, Sunday or federal holiday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close.

“Certificate” means certificate representing Parent Shares.

“Company Balance Sheet” means the Company’s balance sheet as of December 31, 2003.

“Company Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company Consolidated Financial Statements” means the audited financial statements of the Company and its subsidiaries at December 31, 2003 and for the year then ended.

“Company Material Adverse Effect” means a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

“Company Preferred Stock” means the Series A, B and C preferred stock, par value $0.01 per share, of the Company.

“Company Shares” means shares of Company Common Stock.

“Company Stock Option Plan” means the 1997 stock option plan, as amended listed in Section 2.5(b) of the Company Disclosure Schedule.

“Company Subsidiary” means Prescient Systems Limited, organized under the laws of the United Kingdom.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any local, municipal, state, federal or foreign government or governmental or regulatory authority or any United States, state or foreign court of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Law” means any law, statute, rule, ordinance or regulation or any order, judgment, writ, injunction, decree or requirement of any Governmental Entity.

“Options” means either Company Options or Parent Options as applicable.

“Parent Common Stock” means common stock, par value $0.001, of Parent.

“Parent Material Adverse Effect” means a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and the Parent Subsidiary taken as a whole.

“Parent Preferred Stock” means preferred stock, no par value, of Parent.

“Parent Shares” means shares of Parent Common Stock.

“Parent Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Parent or any Parent Subsidiary is a general partner or (ii) at least fifty percent (50%) of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Parent or by any Parent Subsidiary, or by Parent and one or more Parent Subsidiary.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency or political subdivision thereof).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means the Company Subsidiary and the Parent Subsidiaries, collectively.

“Superior Proposal” means a bona fide Acquisition Proposal to acquire a majority or more of the Parent Shares then outstanding or all or substantially all of the assets of the Parent and the Parent Subsidiary on terms which the Parent Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be more favorable from a financial point of view to the Parent’s shareholders than the Merger (including adjustment to the terms and conditions proposed by Company in response to the Acquisition Proposal) and reasonably capable of being consummated.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Income Tax Regulations promulgated by the United States Department of the Treasury under the Code, including Temporary Regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

      7.2     Cross-References of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

Accountants	1.15
Acquisition Sub	Preface
Acquisition Sub Board	Recitals
Adjusted Aggregate Stock Consideration	1.5(f)
Adjustment Amount	1.15
Affiliate	4.9(a)
Affiliate Letters	4.9(a)
Aggregate Stock Consideration	1.5(f)
Agreement	Preface
Certificate of Merger	1.2
Closing	1.3
Closing Date	1.3
Closing Financial Statements	1.15
Code	Recitals
Company	Preface
Company Board	Recitals
Company Contracts	2.13(a)
Company Customer	2.19(a)
Company Disclosure Schedule	Article II
Company Employee Plans	2.21(a)
Company Employees	4.12(a)
Company ERISA Pension Plans	2.21(b)
Company ERISA Plans	2.21(b)
Company ERISA Welfare Benefit Plans	2.21(b)
Company Options	1.7(a)
Company Patents	2.17(a)
Company Properties	2.16(a)
Company Property Restrictions	2.16(a)
Company Proprietary Rights	2.17(a)
Company Restricted Stock	1.7(b)
Company Rights Plan	2.4(c)
Company Supplier	2.19(b)
Confidentiality Agreement	4.2
Contamination or Contaminated	2.21(a)

Term	Section No.

COSI Requirement	5.2(e)
CSFB	2.26
Dissenting Shares	1.16
DGCL	Recitals
DOJ	4.5(b)
Effective Time	1.2
Election	1.5(b)
Election Deadline	1.5(g)
Environmental Law	2.21(a)
ERISA	2.22(b)
Exchange Agent	1.9(a)
Fee	6.2(b)
FTC	4.5(b)
Hazardous Substance	2.21(a)
Hoffer Employment Agreement	1.4
HSR Filings	4.5(b)
Indemnified Parties	4.13(a)
Merger	Recitals
Merger Consideration	1.5(b)
No Election Share	1.5(b)
Note Purchase Agreement	2.14(a)
Option	1.7(a)
Parent	Preface
Parent Balance Sheet	3.7
Parent Board	Recitals
Parent Contracts	3.14(a)
Parent Customer	3.20(a)
Parent Disclosure Schedule	Article III
Parent Employee Plans	3.22(a)
Parent ERISA Pension Plans	3.22(b)
Parent ERISA Plans	3.22(b)
Parent ERISA Welfare Benefit Plans	3.22(b)
Parent Fairness Opinion Financial Advisor	3.25
Parent Options
Parent Patents	3.18(a)
Parent Properties	3.17(a)
Parent Property Restrictions	3.17(a)
Parent Proprietary Rights	3.18(a)
Parent SEC Reports	3.5
Parent Supplier	3.20(b)
Parent 10-K	3.5
Parent 10-Q	3.5
PBCL	Recitals
Pennsylvania Courts	8.9

Term	Section No.

Permit	2.11(a)
PLLCL	Recitals
Pre-Closing Parent Financing	1.15
Proxy Statement/ Prospectus	2.27
Registration Statement	2.27
Severance Amounts	4.12(a)
Shareholders Meeting	4.6(b)(i)
Stock Consideration	1.5(b)
Stock Election	1.5(d)
Stock Election Amount	1.5(d)
Stock Fraction	1.5(d)
Surviving Entity	1.1(a)
Trust	4.12(a)
viaLink Subsidiary	1.5
Voting Agreements	Recitals

ARTICLE VIII

MISCELLANEOUS

      8.1     No Survival. None of the representations and warranties of the Company, Parent or Acquisition Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

      8.2     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Parent or Acquisition Sub:

The viaLink Company
Attention: Bob Noe and Brian Carter
13155 Noel Road, Suite 300
Dallas, TX 75240
(214) 934-5500

with a copy to:

Craig Thompson, Esquire
1010 Providence Towers East
5001 Spring Valley Road
Dallas, TX 75244
(972) 934-4100

Warren Jones
2150 Lee Shore Place
Wilmington, NC 28405
(910) 509-9041

(b) if to the Company:

Prescient Systems, Inc.
Attn: Jane Hoffer
1247 Ward Avenue
Suite 200
West Chester, PA 19380
(610) 719-1600

      with a copy to:

Kathleen O’Brien, Esquire
Montgomery, McCracken, Walker & Rhoads, LLP
123 South Broad Street
Philadelphia, PA 19109
(215) 772-7288

      8.3     Entire Agreement. This Agreement, together with the exhibits and schedules hereto, contains the entire agreement between the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement.

      8.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law provisions.

      8.5     Binding Effect; No Assignment; No Third-Party Beneficiaries.

      (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

      (b) Other than Sections 4.9(b), 4.12 and 4.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Acquisition Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Sections 4.9(b), 4.12 and 4.13 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons.

      8.6     Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

      8.7     Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

      8.8     Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable mutually acceptable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

      8.9     Submission to Jurisdiction. Each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania (the “Pennsylvania Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Merger (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Pennsylvania Courts and agrees not to plead or claim in any Pennsylvania Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Pennsylvania.

      8.10     Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

      8.11     Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

      8.12     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of page intentionally left blank]

[Signature page follows]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

THE VIALINK COMPANY

By:	/s/ ROBERT I. NOE

Name: Robert I. Noe
Title: Chairman/CEO

VIALINK ACQUISITION, INC.

By:	/s/ WARREN D. JONES

Name: Warren D. Jones
Title: Director

PRESCIENT SYSTEMS, INC.

By:	/s/ JANE F. HOFFER

Name: Jane F. Hoffer
Title: President & CEO

COMPANY DISCLOSURE SCHEDULE

2.1(a)	Qualifications to Do Business
2.3	Consents and Approvals; No violation
2.5(b)	Options and Restricted Stock Awards
2.5(e)	Agreements with Respect to Shares
2.5(h)	Obligation to Register
2.6	Company Subsidiary
2.7	Other Interests
2.9	Absence of Undisclosed Liabilities
2.12	Actions and Proceedings
2.13(a)	Contracts and Other Agreements
2.13(b)	Contracts Limiting Ability to Compete
2.13(c)	Ownership of Certain Securities by Officers and Directors
2.14(a)	Taxes
2.14(c)	Tax Disputes
2.14(d)	Waiver of Statute of Limitations
2.14(e)	Excess Payments
2.16(a)	Title to Company Properties
2.16(b)	Title to Personal Property
2.17(b)	Infringement Claims
2.17(c)	Royalty Obligations
2.18(a)	Insurance Policies
2.18(b)	Notice of Cancellation
2.19(a)	Customer List
2.19(b)	Notice of Intent by Supplier to Terminate
2.20(b)	Environmental Conditions
2.21(a)	Employees
2.21(b)	ERISA Pension Plans
2.21(c)	Accumulated Funding Deficiency
2.22(a)	Severance Agreements
2.22(b)	Collective Bargaining Agreement
2.25	Share Ownership
2.26	Definition of Knowledge
4.1	Conduct of Business
4.1(d)	Sale of Assets
4.1(e)	Capital Expenditures
4.1(m)	Settlement of Claims
4.1(q)	Open Employment Positions
4.13(a)	Indemnification of Company
5.2(g)	Consents

PARENT DISCLOSURE SCHEDULE

1.15	Direct Merger Costs
3.1(a)	Qualification to Do Business
3.3	Consents and Approvals; no violation
3.5(b)	Options and Restricted Stock Awards
3.5(e)	Agreements with Respect to Shares
3.5(h)	Obligation to Register
3.6	Parent Subsidiaries
3.7	Other Interests
3.8	SEC Reports
3.10	Absence of Undisclosed Liabilities
3.13	Actions and Proceedings
3.14(a)	Contracts and Other Agreements
3.14(b)	Contracts Limiting Ability to Compete
3.14(c)	Ownership of Certain Securities by Officers and Directors
3.15(a)	Taxes
3.15(c)	Tax Disputes
3.15(d)	Waiver of Statute of Limitations
3.15(e)	Excess Payments
3.17(a)	Title to Parent Properties
3.17(b)	Title to Personal Property
3.18(b)	Infringement Claims
3.18(c)	Royalty Obligations
3.19(a)	Insurance Policies
3.19(b)	Notice of Cancellation
3.20(a)	Customer List
3.20(b)	Notice of Intent by Supplier to Terminate
3.21(b)(ix)	Environmental Contaminator
3.22(a)	Employees
3.22(b)	ERISA Pension Plans
3.22(c)	Accumulated Funding Deficiency
3.23(a)	Severance Agreements
3.23(b)	Collective Bargaining Agreement
3.25	Definition of Knowledge
3.27	Share Ownership
4.1	Conduct of Business
4.1(d)	Sale of Assets
4.1(e)	Capital Expenditures
4.1(m)	Settlement of Claims
4.1(q)	Open Employment Positions
4.12	Employee Matters
5.3(e)	Consents

Exhibit 1.1(c)

Jane Hoffer

EXHIBIT 1.4

HOFFER EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made this                     day of                     , 2004, by and between                     , a                      corporation (hereinafter called “Company”), and JANE HOFFER, an individual (hereinafter called “Employee”).

W I T N E S S E T H:

      Company wishes to employ Employee and Employee wishes to be employed by the Company on the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, Company and Employee agree as follows:

1. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.

2. Office and Duties.

(a) Employee shall be President and CEO of Company and shall have such authority and such responsibilities as Company reasonably may determine from time to time. Employee shall be provided with such office space, secretarial assistance and supplies as reasonably necessary to support the satisfaction of the performance goals to be established during the term hereof and shall be appropriate to her status as an officer of the Company.

(b) Throughout the term of this Agreement, Employee shall devote her entire working time, energy, skill and best efforts to the performance of her duties hereunder in a manner which will faithfully and diligently furthers the business and interests of Company.

3. Term. The Company will employ the Employee for a period of ( ) years commencing on (“Initial Term”) and automatically renewed for successive terms of ( ) year(s) each (“Renewal Term”) unless either party shall have given to the other party at least 30 days’ prior written Notice of the termination of this Agreement prior to the end of the current term.

4. Compensation.

(a) Base Salary. For all of the service rendered by Employee to Company for the Initial Term, Employee shall receive an annual base salary (“Base Salary”) of Dollars ($ ), payable in reasonable periodic installments in accordance with Company’s regular payroll practices in effect from time to time. For each Renewal Term, Employee’s Base Salary will be increased by a cost of living adjustment determined by plus percent of her current Base Salary.

(b) Bonus. For all of the service rendered by Employee to Company for the Initial Term, Employee shall be eligible for a performance bonus of up to Dollars ($ ). Employee’s bonus shall be based on the financial performance goals and Management by Objective (MBO) goals set for Employee and Company by the Compensation Committee of the Board of Directors of the Company each year, which goals shall be dated and signed each year by both Employee and Company and attached hereto and made a part hereof as Schedule A. Payment for such bonus earned will be done quarterly based upon MBOs attained and Year to Date attainment of financial goals. Payment of such bonus shall be paid in cash, stock or a combination thereof as mutually agreed by and between Employee and Company to Employee no later than thirty (30) days from the end of the quarter. Nothing herein shall limit or restrict the Employee from receiving any other bonuses or other compensation from Company; provided that

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such bonus or compensations is approved by the Compensation Committee of the Board of Directors of the Company. For each Renewal Term, Employee’s Bonus will be amended based upon the recommendation of the Compensation Committee of the Board of Directors.

(c) Equity. The Company grants the Employee an initial option to purchase shares of the Company’s common stock equal to percent ( %) of the fully diluted shares outstanding on execution of this Agreement (the “initial options”). The initial options shall vest pursuant to the schedule and other terms as mutually agreed by and between Employee and Company. Further, on each anniversary of this Agreement, the Company shall grant the Employee additional options to purchase the Company’s common stock equal to percent ( %) of the fully diluted shares outstanding on the anniversary date, subject to vesting and other terms as mutually agreed by and between Employee and Company (the “additional options”).

(d) Benefits. Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any health, life, accident or disability insurance plans or programs made available to, and on the same terms as, other similarly situated employees of Company. In addition, throughout the term of this Agreement Company shall provide Employee with a long-term disability policy providing her with maximum coverage.

(e) Paid Time Off (PTO). During each year of the term of this Agreement, Employee shall be entitled to the number of days PTO according to the Company handbook. Initial PTO shall be based upon tenure with her prior employers.

(e) Expenses. The Company will reimburse the Employee for reasonable expense (consistent with Company policy) incurred by the Employee concerning the Company, upon presentation of appropriate substantiation for such expenses.

5. Authority to Bind Company. Employee is not permitted or authorized to make any disbursements or purchases or to incur any liabilities on behalf of Company or to otherwise obligate Company in any manner whatsoever, except as authorized by the Board of Directors of the Company.

6. Death. If Employee dies, all payments hereunder shall cease at the end of the month in which Employee’s death shall occur and, after such payments including any bonus attributable to the period prior to death, Company shall have no other obligations or liabilities hereunder to Employee’s estate or legal representative or otherwise, other than the payment of benefits, if any, pursuant to Section 4(c) hereof.

7. Disability.

(a) If Employee becomes unable to perform her duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause, Company will continue the payment of Employee’s Base Salary at the then current rate for a period of ninety (90) days following the date Employee is first unable to perform her duties due to such disability or incapacity. Thereafter, Company shall have no obligation for Base Salary or other compensation payments to Employee during the continuance of such disability or incapacity.

(b) If Employee is unable to perform her duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of thirty (30) consecutive days or for a cumulative period of sixty (60) days during any twelve-month period, Company shall have the right to terminate this Agreement thereafter, in which event, after payment of the amount set forth in Section 7(a) and any bonus attributable to the period prior to date of termination, Company shall have no other obligations or liabilities hereunder after the date of such termination.

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8. Discharge for Cause.

(a) The Company may terminate the Agreement for “Cause.” As used herein, “Cause.” As used herein, “Cause” shall mean any of the following:

(i) the Employee’s conviction or plea of nolo contendre to a felony, or a crime involving moral turpitude;

(ii) the Employee’s commission or omission of an act or course of conduct constituting willful or intentional misconduct, embezzlement, fraud or malfeasance as to the Company and/or the Employee’s employment hereunder;

(iii) the Employee’s failure to follow the good faith written instructions of the Board of Directors of the Company;

(iv) the Employee’s breach of this Agreement in any material respect;

(v) the Employee’s failure to comply with the Company’s written policies and procedures of which she has notice in any material respect; or

(vi) the continued refusal by or inability of Employee, after written notice by the Company, to make herself available for the performance of her duties hereunder (other than as the result of physical or mental disability, as determined under the Company’s health or disability insurance plan). The term “continued” shall mean a period of not less than thirty (30) consecutive business days (other than while Employee is taking vacation or is otherwise unavailable with the permission of the Board of Directors) and the term “available” shall mean that Employee shall be personally present at the Company’s offices and shall be immediately willing and able to perform her duties.

(b) If the Cause is such that there is a reasonable prospect that it can be cured with diligent effort, and such Cause is not the result of the Employee’s willful or intentional misconduct, then prior to any termination by the Company for Cause, the Employee shall have a reasonable time (having regard for the nature of the Cause) to cure such Cause, which time shall not in any case exceed thirty (30) days from the date notice of termination for Cause is given to the Employee.

(c) If the Employee’s employment hereunder is terminated for Cause prior to the expiration of the then current term, the Employee shall be entitled to any unpaid Salary accrued through the date of termination, and any unpaid bonuses earned with respect to the last full month that Employee was employed by the Company.

9. Severance.

(a) If Employee’s employment with Company terminates at Company’s request without cause or at Employee’s request pursuant to any of the following terms: (i) the failure of Company to continue Employee in the position of President and Chief Executive Officer of Company, (ii) failure by Company to pay and provide to Employee the compensation and benefits at the rate provided for in Section 4 hereof, which failure is not cured within ten (10) days after written notice of such failure given by Employee to Company, (iii) requiring Employee to be permanently based anywhere other than within a fifty (50) mile radius of Company’s location on the date of this Agreement (excluding business-related travel to an extent reasonably consistent with past practice), or (iv) in the event of a Change of Control (as defined below), then Company shall pay to Employee, upon delivery of a general release satisfactory to Company, an amount equal to % of the annual Base Salary in effect at the date of termination, paid in bi-monthly equal installments, which would have otherwise been payable to Employee pursuant to Section 4(a) of this Agreement for the period from the date of termination until the first anniversary of the date of termination, any unpaid bonuses earned as of the date of

3

termination, and, upon a Change of Control, Employees stock options shall be deemed fully vested. Thereafter, Company shall have no other obligations or liabilities hereunder.

(b) For purposes of the Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having at least 30% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder of the Company owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction) and no person is the beneficial owner of at least 30% of the shares of the resulting entity as contemplated by Section 9(b)(i) above; or (iii) within any 24-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board, by or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 9(b)(iii), unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which Employee participates in a capacity other than in your capacity as an executive or director of the Company.

10. Noncompetition, Trade Secrets, Etc.

(a) During the term of this Agreement and for a period of one (1) year from the date of termination, unless the Company terminated Employee or in the event of a Change of Control, Employee shall not engage in, as a principal, partner, director, officer, agent, consult or any employee, competition with Company’s software and services developed or acquired by the Company during the term of this Agreement. Due to the nature of the business conducted by Company, Employee acknowledges that the restrictions contained herein, which have no geographic limitation, are reasonable and necessary to protect the legitimate interests of Company. Nothing contained in this Paragraph 11 shall prevent Employee from: (i) holding for investment up to five percent (5%) of any class of equity securities of a company whose equity securities are traded on a national securities exchange; or (ii) working for any consumer products’ company or any channel partner of Company as an employee or consultant.

(d) Any and all writings, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Employee shall make full

4

disclosure to Company of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company.

11. Binding Arbitration

Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association before a single arbitrator in Philadelphia, Pennsylvania in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration.

12. Miscellaneous.

(a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(i) If to Employee:

Jane Hoffer

(ii) If to Company:

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or

5

unenforceable in whole or in part. If any of the restrictions contained in Paragraph 11 are found to be unenforceable in whole or in part, Employee agrees that the court should nevertheless enforce each restriction or portion thereof that is not found to be unenforceable and may modify any unenforceable restriction or obligation to render it enforceable.

(g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

PRESCIENT SYSTEMS, INC.

By:

Name:
Title:

Jane Hoffer

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[VIALINK LOGO]	[PRESCIENT LOGO]

EXHIBIT 1.6(c)

Series E Convertible Preferred Term Sheet

Issuer:	The viaLink Company (the “Company”) OTC BB: VLNK

Post-Merger (Prescient Applied Intelligence)(“Newco”) OTC BB: IQIQ

Amount:	$16.5 Million

$9.1 Million Issued to viaLink ($5.6 million to VLNK Promissory Note holders and $3.5 million to VLNK Series D holders) $7.5 Million Issued to Prescient Stakeholders

Securities:	Series E Convertible Preferred Stock

Issuance Date:	Upon the Closing of the Merger of viaLink and Prescient, forming Prescient Applied Intelligence (“Newco”)

Face Value Per Series E Share:	$10,000 per share (“Face Value”)

Conversion Price	$1.00 (“Conversion Price”) (Assumes 1 for 10 reverse stock split upon the closing of the merger)

Maturity:	Perpetual Preferred

Dividend:	Beginning eighteen (18) months after the issuance date, the holders of the Series E will be entitled to a dividend payable at the rate of 4% per annum, payable semi-annually in cash or common stock at the option of the Company, increasing to 8% thirty (30) months after the issuance date.

Automatic Conversion:	Beginning twelve (12) months after the issuance date, the Series E shall automatically convert into the common stock of the Company at the Conversion Price, if the Common Stock closes at price equal to or greater than $2.00 (post-reverse split) for ten (10) consecutive trading days, subject to the 9.99% percentage ownership limitations.

Anti-Dilution:	Beginning twelve (12) months after the issuance date, the Conversion Price of the Series E shall be subject to adjustment for issuances of Common Stock or equivalents at a purchase price of less than the Conversion Price such that the Conversion Price shall be reduced pursuant to weighted average anti-dilution protection, subject to carve outs for bona fide strategic transactions and issuances pursuant to authorized stock option plans.

Prohibition on Senior Securities:	Other than the Series F Preferred, which shall rank senior to the Series E, so long as at least $5 Million Face Value of the Series E remains outstanding, the Company shall not issue any securities or financial instruments that rank senior to the Series E without the approval of at least 2/3 of the Series E.

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Most Favored Nations Exchange:	Beginning twelve (12) months after the issuance date, if the Company completes a private equity or equity linked financing, the Series E holders may exchange the Series E at 100% of Face Value for the securities in the new financing.

Equity Treatment:	The Series E shall include provisions needed for the Company’s auditors to deem the Series E as equity on Newco’s balance sheet.

Change of Control:	In the event of a change of control transaction (a third party acquiring greater than 50% in voting rights in one or a series of related transactions), the holders of the Series E may elect to have the Series E redeemed by the Company at its Face Value plus any accrued dividends. The Company may satisfy the redemption request in cash or common shares at the Company’s option.

Limitations on Conversion/Ownership:	Other than in connection with a bona fide change in control transaction, requiring conversion of the Series E into common stock, or upon sixty-one days written notice by the holder of the Series E to the Company, each Holder of the Series E shall not convert the Series E shares into Common Stock such that the number of shares of Common Stock issued after the conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding of the Company.

Liquidation Preference:	Upon the winding up or liquidation of the Company, the Series E shall have a liquidation preference equal to its face value.

Registration:	The Series E and the Common Shares underlying the Series E shall be registered on Form S-4 if applicable or on a separate registration statement filed by the Company concurrently with the filing of the S-4 on the appropriate form as determined by Company counsel.

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[VIALINK LOGO]	[PRESCIENT LOGO]

Series F Convertible Preferred Term Sheet

Issuer:	The viaLink Company (the “Company”) OTC BB: VLNK

Post-Merger (Prescient Applied Intelligence)(“Newco”) OTC BB: IQIQ

Securities:	365-395 shares of Series F Convertible Preferred ($10,000 Stated Value Per Share)

Amount:	$3,650,000-$3,950,000

125 shares issued in exchange for the $1,250,000 in secured notes issued by viaLink after signing of the definitive merger agreement.

150 shares issued for $1,500,000 funded after shareholder approval of the merger, $875,000 of such amount shall be funded by SDS Management or its designees, $625,000 shall be funded by Prescient stakeholders or their designees.

40-70 shares issued to Prescient stakeholders as partial consideration in the merger, Such amount shall be fixed on the closing date of the merger based on the parameters established in the definitive merger agreement.

50 shares issued to BHP in lieu of certain cash and stock fees owed to BHP related to the merger and pre-closing capital raising activities.

Issuance Date:	Upon shareholder approval of the merger between the Company and Prescient Systems forming Prescient Applied Intelligence, Inc. (“Newco”)

Purchase Price:	$10,000 Per Share of Series F Preferred

Conversion Price:	$0.10 per share ($1.00 per share post 1 for 10 reverse split as contemplated in the definitive merger agreement) (each share of Series F with a Stated Value of $10,000 per share is convertible into 100,000 common shares). Each holder of the Series F may convert into common stock at the conversion price at any time after the issuance date.

Pre-Funding:	Upon signing of the definitive merger agreement through shareholder approval of the merger, $1,250,000 will be advanced to viaLink in consideration for the issuance of 10% Secured Promissory Notes (the “Secured Notes”).

Upon shareholder approval of the merger, the Secured Notes plus accrued interest will automatically convert at par into shares of Series F Convertible Preferred concurrently with the completion of the $1.5 Million post-shareholder approval Series F Funding.

Mandatory Exchange:	Following completion of the Merger, the Series F shall automatically be exchanged at 110% of its face value into the Securities

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issued in a Qualified Equity Financing (the “QF”) completed by Newco.

Each share of Series F shall receive $11,000 of buying power towards the purchase of the securities issued in the QF.

Seniority:	The Series F shall rank senior to all other shares of Preferred outstanding.

Liquidation Preference:	Upon the winding up or liquidation of the Company, the Series F shall have a liquidation preference equal to its face value.

Prohibition on Senior Securities:	Newco shall be prohibited from issuing any securities that rank senior to the Series F unless Newco receives the consent of at least 2/3 of the Series F.

Registration:	The Series F and the Common Shares underlying the Series F shall be registered on Form S-4 if applicable or on a separate registration statement filed by the Company concurrently with the filing of the S-4 on the appropriate form as determined by Company counsel.

Corporate Governance:	Prior to the Closing, the Company will satisfy the corporate governance requirements for Nasdaq Small Cap or AMEX listing, including the maintenance of a Board of Directors of at least three independent board members, a qualified audit committee and qualified compensation committee.

Use of Proceeds:	$1.25 million to fund merger closing costs and operations of the Company prior to the closing of the merger and $1.5 million to fund Newco’s operations after the merger until the closing of a QF.

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EXHIBIT 5.1(g)

May 25, 2004

The Vialink Company

13155 Noel Road
Suite 300
Dallas, Texas 75240
Attention: Chief Executive Officer and Chief Financial Officer

          RE: Letter Loan Agreement

Ladies and Gentlemen:

      1. Loan. This letter when fully executed will constitute a loan agreement (the “Agreement”) among The Vialink Company, a Delaware corporation (the “Borrower”), and the Lenders listed on Exhibit A attached hereto (collectively, the “Lenders”), pursuant to which the Lenders, on the terms and conditions provided herein, shall agree to make one or more loans to or for the benefit of the Borrower hereunder (each a “Loan” and collectively, the “Loans”), provided the aggregate principal amount of all Loans shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00). Two Hundred Thirty Thousand Dollars ($230,000) of such amount has been funded prior to the date hereof, Five Hundred Ten Thousand Dollars ($510,000) of such amount shall be funded on the date hereof, Five Hundred Ten Thousand Dollars ($510,000) of such amount shall be funded on the date the Borrower files with the Securities and Exchange Commission the Registration Statement on Form S-4 as contemplated by the Agreement and Plan of Merger with Prescient Systems, Inc. The day on which the Lenders make a Loan is referred to herein as a “Closing Date.” Each Lender’s obligation to make a Loan is subject to the Borrower’s fulfillment of each of the applicable conditions set forth in Section 4 hereof.

      2. Loan Documents.

      a. Notes. The Loans shall be evidenced by separate senior secured convertible promissory notes issued to the Lenders in the principal amount of each such Loan in the form attached hereto as Exhibit B (together with any replacements and substitutes therefor, the “Notes”). The principal amount of the Loans and interest thereon, calculated at the rate of 10% per annum as provided in the Notes, shall be payable as set forth more particularly therein.

      b. Security Agreement. The Loans shall be secured by a continuing security interest in all of the property and assets of the Borrower pursuant to the terms of a security agreement in the form attached hereto as Exhibit C (the “Security Agreement”).

      c. Warrants. To induce each Lender to make the Loans, the Borrower hereby agrees to grant to the Lenders Warrants in substantially the form attached hereto as Exhibit D (the “Warrants”) to purchase an aggregate of 27,500,000 shares of common stock of the Borrower. The Warrants shall expire five (5) years from the date hereof and shall have an exercise price per share equal to $0.10.

      d. This Agreement, the Notes, the Security Agreement and each other document which evidences and/or secures the Loans are hereinafter collectively referred to as the “Loan Documents.”

      3. Term and Termination. Subject to Section 6 hereof, the aggregate principal amount of the outstanding Notes and all accrued and unpaid interest thereon and other sums owing hereunder and thereunder shall be due and payable on the earlier (the “Maturity Date”) of: (i) February 28, 2005; (ii) the consummation of the Series F Preferred Stock Financing (as defined below); or (iii) the acceleration of the obligations as contemplated by this Agreement. The “Series F Preferred Stock Financing” means the consummation of a private placement of shares of the Borrower’s Series F Convertible Preferred Stock after the Borrower has consummated a merger with Prescient Systems, Inc. in which the Borrower is the surviving entity.

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      4. Conditions Precedent.

      a. Documents to be Delivered. The obligation of each Lender to make any Loan is subject to the due execution and delivery by the Borrower (or the Borrower causing the due execution and delivery) to each Lender of each of the following (all documents to be in form and substance satisfactory to each Lender and their counsel):

i. This Agreement, the Notes, the Security Agreement and each other instrument, agreement and document to be executed and/or delivered pursuant to this Agreement and/or the instruments, agreements and documents referred to in this Agreement.

ii. A certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Borrower, dated as of the initial Closing Date, authorizing the execution, delivery and performance of the Loan Documents.

iii. A certificate, dated as of the applicable Closing Date, signed by an executive officer of the Borrower to the effect that the representations and warranties set forth in Section 5 of this Agreement are true and correct as of the applicable Closing Date.

iv. All UCC financing statements in form and substance satisfactory to the Lenders shall have been filed at the appropriate offices to create a valid and perfected security interest in the Collateral (as defined in the Security Agreement).

      b. Absence of Certain Events. The occurrence of a Material Adverse Effect (as defined below) shall not have occurred or be occurring as of any Closing Date.

      5. Representations and Warranties. To induce each Lender, severally and not jointly, to make the Loan, the Borrower hereby represents and warrants to each Lender that at and as of the date hereof:

a. The Borrower has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. The Borrower is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the ability of the Borrower to perform its obligations hereunder or on the business, operations, properties, prospects or financial condition of the Borrower.

b. Each of the Loan Documents has been duly authorized, validly executed and delivered on behalf of the Borrower and is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Borrower has full power and authority to execute and deliver this Agreement and the Loan Documents and to perform its obligations hereunder and thereunder.

c. The execution, delivery and performance of this Agreement and the Loan Documents will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Borrower’s certificate of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Borrower is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Borrower, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Borrower or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

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d. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Borrower is required in connection with the valid execution and delivery of this Agreement or the Loan Documents.

All representations and warranties made by the Borrower under or in connection with this Agreement shall survive the making of the Loans and issuance and delivery of the Note to the Lenders, notwithstanding any investigation made by the Lenders or on the Lenders’ behalf. All statements contained in any certificate or financial statement delivered by the Borrower to the Lenders under this Agreement or any other Loan Document shall constitute representations and warranties made by the Borrower hereunder.

      6. Events of Default; Remedies. Upon the occurrence of any of the following (each, an “Event of Default”):

a. the Borrower shall fail to make the payment of any amount of any principal outstanding after the date such payment shall become due and payable hereunder; or

b. the Borrower shall fail to make any payment of interest after the date such interest shall become due and payable hereunder; or

c. any representation, warranty, covenant or certification made by the Borrower herein, in the Notes, any other Loan Document or in any certificate or financial statement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

d. the Borrower or any of its subsidiaries shall (i) default in any payment of any amount or amounts of principal of or interest on any indebtedness for borrowed money (the “Indebtedness”) (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness of all such persons is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such default entitles the holder thereof to declare such indebtedness to be due and payable, and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within twelve (12) business days of such acceleration, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in excess of $100,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

e. A judgment or order for the payment of money shall be rendered against the Borrower or any subsidiary in excess of $100,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of thirty (30) consecutive days following entry of the judgment or order in excess of $100,000 or the judgment or order which causes the aggregate amount described above to exceed $100,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

f. the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (vi) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

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g. a proceeding or case shall be commenced in respect of the Borrower or any of it’s subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of thirty (30) consecutive days; or

h. The occurrence of any event which has a Material Adverse Effect.

      THEN, the Lenders may, at their election and without demand or notice of any kind, which are hereby waived, declare the unpaid balance of the Notes, and accrued interest thereon, immediately due and payable, proceed to collect the same, and exercise any and all other rights, powers and remedies given it by this Agreement, the Notes and the other Loan Documents or otherwise at law or in equity.

      7. Miscellaneous.

      a. The representations and warranties of the Borrower contained herein shall survive the making of the Loans and shall remain effective until all indebtedness contemplated hereby shall have been paid by the Borrower in full.

      b. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

      c. Each of the Borrower and each Lender (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the Loan Documents and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Borrower and each Lender consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 7(j) below and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7(c) shall affect or limit any right to serve process in any other manner permitted by law.

      d. Any forbearance, failure, or delay by a Lender in exercising any right, power, or remedy shall not preclude the further exercise thereof, and all of such Lender’s rights, powers, and remedies shall continue in full force and effect until specifically waived in writing by such Lender.

      e. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

      f. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

      g. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

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      h. The Borrower shall reimburse the Lenders, on demand, for all reasonable fees and costs incurred by the Lenders (including reasonable fees and costs of the Lenders’ counsel) in connection with the enforcement of the Lenders’ rights and remedies thereunder.

      i. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

      j. Any notices, demands or waivers required or permitted to be given under the terms of this Agreement shall be in writing and shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, or by facsimile (if received during normal business hours), in each case to the address of the party to receive such notice, demand or waiver as set forth below:

      If to the Borrower:

The ViaLink Company
13155 Noel Road, Suite 300
Dallas, Texas 75240
Attention: Chief Executive Officer and Chief Financial Officer
Tel. No.: (972) 934-5500
Fax No.: (972) 934-5583

      If to any of the Lenders:

      At the address of such Lender set forth on Exhibit A to this Agreement.

with a copy to:

Jenkens & Gilchrist Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Christopher S. Auguste
Tel. No.: (212) 704-6000
Fax No.: (212) 704-6288

      Each party shall provide notice to the other party of any change in address, such notice to become effective upon receipt.

      k. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lenders. Notwithstanding the foregoing, each Lender may assign its rights hereunder to any other person or entity without the consent of the Borrower.

      l. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

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      m. All remedies of the Lenders (i) are cumulative and concurrent, (ii) may be exercised independently, successively or together against the Borrower, (iii) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefor may occur, and (iv) shall not be construed to be waived or released by the Lenders’ delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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      By executing the appropriate signature line below, the Borrower, intending to be legally bound hereby, agrees to the terms and conditions of this Agreement as of the date hereof.

Very truly yours,

LENDER:

BY:

Name:
Title:

LENDER:

BY:

Name:
Title:

LENDER:

BY:

Name:
Title:

THE VIALINK COMPANY

By:

Name:
Title:

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